Exhibit 8

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CHATHAM DELTA PARENT, INC.

CHATHAM DELTA ACQUISITION SUB, INC.,

and

R. R. DONNELLEY & SONS COMPANY

Dated as of November 16, 2021

i

Table of Contents

(continued)

Table of Contents

(continued)

Appendices

Appendix A Definitions

Schedules

Schedule I Governmental Authorities

Index of Defined Terms

Page

ABL Credit Agreement Consent Solicitation	67, A-1
ABL Payoff Letter	58, A-1
Acquisition Sub	1, A-1
Action	A-1
Affiliate	A-1
Aggregate Merger Consideration	A-1
Agreement	1, A-1
Alternative Acquisition Agreement	52, A-1
Alternative Acquisition Proposal	A-1
Alternative Financing	62, A-1
Anti-Corruption Laws	16, A-1
Antitrust Laws	A-1
Atlas	2, A-1
Atlas Acquisition Sub	2, A-2
Atlas Agreement	2, A-2
Atlas Confidentiality Agreement	A-2
Atlas Payment	76, A-2
Atlas Termination Fee	2, A-2
Atlas Termination Fee Refund	77, A-2
Blue Sky Laws	A-2
Book-Entry Evidence	4, A-2
Business Day	A-2
Capital Commitment Letter	37, A-2
Capital Financing	37, A-2
Capital Financing Sources	A-2
Capitalization Date	11, A-2
CARES Act	A-2
Centerview	31, A-2
Certificate of Merger	3, A-2
Certificates	A-2
Certification of AFTAP	A-2
Change of Recommendation	51, A-3
Closing	2, A-3
Closing Date	3, A-3
Code	A-3
Company	1, A-3
Company Benefit Plan	A-3
Company Bylaws	11, A-3
Company Charter	10, A-3
Company Common Stock	4, A-3
Company Debt	58, A-3
Company Disclosure Letter	A-3
Company Employee	A-3

Index of Defined Terms

(continued)

Page

Company Equity Awards	A-3
Company Equity Plan	A-3
Company Indentures	59, A-3
Company IP	23, A-3
Company Long Term Cash Award	A-4
Company Material Adverse Effect	A-4
Company Material Contract	26, A-4
Company Notes	A-4
Company Option	A-5
Company Option Consideration	7, A-5
Company Owned IP	24, A-5
Company Permits	15, A-5
Company Phantom RSU	A-5
Company Phantom RSU Consideration	8, A-5
Company PSU	A-5
Company PSU Consideration	8, A-5
Company Recommendation	A-5
Company Related Parties	75, A-5
Company RSU	A-5
Company RSU Consideration	8, A-5
Company SEC Documents	17, A-5
Company Securities	11, A-5
Company Stock Units	A-5
Company Stockholder Advisory Vote	13, A-5
Confidentiality Agreement	A-5
Consent	14, A-6
Continuation Period	55, A-6
Continuing Employees	55, A-6
Contract	A-6
Control	A-6
COVID Measures	A-6
COVID-19	A-6
Credit Agreement Consent Solicitations	67, A-6
Cut-Off Time	50, A-6
D&O Indemnified Parties	53, A-6
Data Protection Requirements	31, A-6
Debt Commitment Letter	37, A-6
Debt Financing	37, A-6
Debt Financing Letters	37, A-6
Debt Financing Sources	A-6
Debt Offers	67, A-7
Debt Payoff Amount	58, A-7
Definitive Financing Agreements	60, A-7

v

Index of Defined Terms

(continued)

Page

DGCL	1, A-7
Dissenting Shares	9, A-7
Effective Time	3, A-7
Employee Trust	22, A-7
Environmental Laws	A-7
ERISA	A-7
ERISA Affiliates	A-7
Exchange Act	A-7
Exchange Fund	5, A-7
Excluded Information	A-7
Excluded Party	A-8
Excluded Share	4
Excluded Shares	4, A-8
Ex-Im Laws	16, A-7
Existing ABL Credit Agreement	A-8
Existing D&O Insurance Policies	54, A-8
Existing TLB Credit Agreement	A-9
Expenses	A-9
FCPA	16, A-9
Fee Letters	37, A-9
Financing	37, A-9
Financing Commitments	37, A-9
Financing Indemnitees	69, A-9
Funding Obligations	38, A-9
Funds	38, A-9
GAAP	A-9
Governmental Authority	A-9
Grant Date	13, A-9
Group	A-9
Hazardous Materials	A-9
HSR Act	A-10
Intellectual Property	A-10
Intentional Breach	A-10
Intervening Event	A-10
IRS	A-10
IT Systems	A-10
Knowledge	A-10
Law	A-11
Leased Real Property	29, A-11
Lien	A-11
Material Customer	27, A-11
Material Supplier	27, A-11
Maximum Amount	54, A-11

Index of Defined Terms

(continued)

Page

Merger	1, A-11
Merger Consideration	4, A-11
Multiemployer Plans	A-11
New Debt Commitment Letter	62, A-11
New Plans	56, A-11
No-Shop Period Start Date	49, A-11
Notes COC Consent Solicitations	66, A-11
NYSE	A-11
OFAC	17, A-11
Offer Documents	67, A-11
Old Plans	56, A-11
Open Source Software	A-11
Order	A-11
Outstanding Equity Award Schedule	12, A-12
Owned Real Property	28, A-12
Parent	1, A-12
Parent Disclosure Letter	A-12
Parent Expenses	A-12
Parent Material Adverse Effect	71, A-12
Parent Organizational Documents	A-12
Paying Agent	5, A-12
Paying Agent Agreement	5, A-12
PBGC	21, A-12
Permitted Event	33, A-12
Permitted Liens	A-12
Person	A-13
Personal Information	A-13
PPP	A-13
Preferred Stock	11, A-13
Principal Stockholders	1
Privacy Laws	A-13
Privacy Policies	31, A-13
Proprietary Software	A-13
Proxy Statement	18, A-13
Purchase Contracts	28, A-13
Qualifying Transaction	74, A-13
Real Property	29, A-13
Real Property Laws	29, A-14
Real Property Lease	29, A-14
Real Property Leases	29
Registered Intellectual Property	A-14
Release	A-14
Representatives	A-14

Index of Defined Terms

(continued)

Page

Required Information	A-14
Requisite Stockholder Approval	31, A-14
Restricted Person	16, A-14
Rights	A-14
Rights Agreement	A-15
Rights Agreement Amendment	33, A-15
Sanctioned Country	16, A-15
Sanctioned Person	17, A-15
Sanctions Laws	17, A-15
Sarbanes-Oxley Act	15, A-15
SEC	A-15
Secretary	3, A-15
Securities Act	A-15
SERP	A-15
Software	A-15
Solvent	39, A-15
Stockholders’ Meeting	45, A-15
Subsidiary	A-15
Superior Proposal	A-15
Surviving Corporation	2, A-16
Tail Coverage	A-16
Tax	A-16
Tax Returns	A-16
Taxes	A-16
Tender Offers	67, A-16
Termination Date	72, A-16
Third Party	A-16
TLB Credit Agreement Consent Solicitation	67, A-16
TLB Payoff Letter	58, A-16
Trade Control Laws	16, A-16
Treasury Regulations	A-16
VDR	A-16
Voting Agreement	1

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 16, 2021 (this “Agreement”), is made by and among Chatham Delta Parent, Inc., a Delaware corporation (“Parent”), Chatham Delta Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”), and R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

RECITALS

WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the merger (the “Merger”) of Acquisition Sub with and into the Company, pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable, and in the best interests of the Company and its stockholders and (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the boards of directors of each of Parent and Acquisition Sub have unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable, and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable, and (c) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company, Parent and Acquisition Sub to enter into this Agreement, the Capital Financing Sources have entered into the Capital Commitment Letter with Parent pursuant to which, among other things, the Capital Financing Sources have committed, on the terms and subject to the conditions set forth therein, to (i) contribute all shares of Company Common Stock beneficially owned by each Capital Financing Source to Parent as a rollover investment, (ii) invest $100,000,000 in Parent, to enable Parent to pay or cause to be paid the Merger Consideration, to refinance certain indebtedness of the Company and to pay transaction fees and expenses related thereto and (iii) contribute up to all of the Company Notes owned by the Capital Financing Sources to Parent in exchange for equity interests and/or subordinated PIK debt instruments of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company, Parent and Acquisition Sub to enter into this Agreement, certain of the Capital Financing Sources who are stockholders of the Company (the “Principal Stockholders”) are entering into a voting agreement (the “Voting Agreement”) with Parent and the Company pursuant to which, among other things, the Principal Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to (a) to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the Stockholders’ Meeting and at any adjournment or postponement thereof, (b) against any other action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay or postpone the Merger or the other transactions contemplated by the Merger Agreement and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company;

WHEREAS, that certain Agreement and Plan of Merger, dated as of November 3, 2021 (the “Atlas Agreement”), by and among Atlas River Parent Inc., a Delaware corporation (“Atlas”), Atlas River Acquisition Sub Inc. (“Atlas Acquisition Sub”), a Delaware corporation and direct, wholly owned Subsidiary of Atlas, and the Company, has been validly terminated in accordance with its terms prior to the execution and delivery of this Agreement by the Company;

WHEREAS, concurrently with and as a condition to the effectiveness of such termination of the Atlas Agreement, Parent, on behalf of the Company, has paid in full the termination fee in an amount equal to $20,000,000 to Atlas by wire transfer of immediately available funds (the “Atlas Termination Fee”) in accordance with the terms of the Atlas Agreement, in full satisfaction of all of the Company’s remaining obligations under the Atlas Agreement;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “R. R. Donnelley & Sons Company” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 1.2 The Closing. Subject to the provisions of Article VI (Conditions to the Merger), the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Chicago time) on a date to be specified by the Company and Parent, but no later than the second (2nd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VI (Conditions to the Merger) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606- 1720, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 1.3 Effective Time.

(a) Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation and Bylaws. Subject to compliance with Section 5.6 (Directors’ and Officers’ Indemnification and Insurance), at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that in each case, the name of the Surviving Corporation shall be R. R. Donnelley & Sons Company.

Section 1.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Securities. At the Effective Time (or such other time specified in this Section 2.1), by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or any holder of any securities of the Company or Acquisition Sub or any other Person:

(a) Expiration or Cancellation of Company Securities. Each share of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held by Parent or Acquisition Sub or any of their wholly owned Subsidiaries, including for the avoidance of doubt, each share of Company Common Stock contributed to Parent by the Principal Stockholders in accordance with the Capital Commitment Letter (each, an “Excluded Share” and collectively, the “Excluded Shares”) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1(a) (Expiration or Cancellation of Company Securities) and any Dissenting Shares) shall be converted into the right to receive $9.10 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 2.2 (Payment for Securities; Exchange of Certificates), the Merger Consideration without interest thereon.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, subdivision, stock split (including a reverse stock split) or similar event, or consolidation, combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Payment for Securities; Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. At or prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as paying agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Immediately prior to or concurrently with the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(b) (Conversion of Company Securities), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in an amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 2.1(b) (Conversion of Company Securities). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 (Effect on Securities), except as expressly provided for in this Agreement.

(b) Procedures for Exchange.

(i) Certificates: As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify).

(ii) Book-Entry Evidence: As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(b) (Conversion of Company Securities).

(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof (other than Dissenting Shares and Excluded Shares), subject to abandoned property, escheat or similar Law.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Evidence immediately prior to such date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority, shall, to the extent permissible by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent. Notwithstanding the foregoing, no investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article II, and following any losses (or any diminishment of the Exchange Fund for any other reason) Parent shall promptly provide additional funds to the Paying Agent in the amount of such losses.

(g) Withholding. Parent, the Surviving Corporation, or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Stock Transfer Book. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Evidence shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates or Book-Entry Evidence presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration as provided in this Article II with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.3 Company Equity Awards; Rights.

(a) Company Options. At the Effective Time, (i) each Company Option (whether or not vested) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (I) the Merger Consideration over (II) the per-share exercise price for such Company Option multiplied by (B) the total number of shares of Company Common Stock underlying such Company Option (the “Company Option Consideration”); provided that if the exercise price per share of Company Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof; and (ii) the Company shall use commercially reasonable efforts to obtain from each holder of an outstanding Company Option a fully completed and validly executed surrender agreement providing for a cancellation and all release of rights to such Company Option in a form mutually agreed between the Company and Parent.

(b) Treatment of Company RSUs. Except as provided in Section 5.1(e) of the Company Disclosure Letter, at the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU multiplied by (ii) the Merger Consideration (the “Company RSU Consideration”). The Company shall obtain from each

Company RSU holder set forth in Section 2.3(b) of the Company Disclosure Letter a fully completed and validly executed surrender agreement providing for a cancellation and all release of rights to such Company RSU in a form mutually agreed between the Company and Parent. Notwithstanding anything in this Agreement to the contrary, obtaining the surrender agreements contemplated by Section 2.3(a) and this Section 2.3(b) shall not be a condition to the obligations of any party to consummate the Merger.

(c) Treatment of Company Phantom RSUs. Except as provided in Section 5.1(e) of the Company Disclosure Letter, at the Effective Time, each Company Phantom RSU award that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of Company Phantom RSUs underlying the award multiplied by (ii) the Merger Consideration (the “Company Phantom RSU Consideration”).

(d) Treatment of Company PSUs. Except as provided in Section 5.1(e) of the Company Disclosure Letter, at the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU attributable to the percentage of the Company PSUs that vest as of immediately prior to the Effective Time in accordance with the immediately following sentence multiplied by (ii) the Merger Consideration (the “Company PSU Consideration”). Each Company PSU in respect of which the performance period has not expired as of the Effective Time shall vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the greater of target and actual level of performance, and in respect of which the performance period has expired as of the Effective Time, shall vest immediately prior to the Effective Time based on actual level of performance through the end of the applicable performance period, in each case, as determined in good faith consistent with past practice by the board of directors of the Company or a committee thereof, following the Company’s delivery to Parent of substantiation of the Company’s actual performance and such determination no later than five (5) Business Days prior to the Effective Time, and each Company PSU that does not vest in accordance with the foregoing shall be cancelled and terminated without consideration immediately prior to the Effective Time.

(e) Delivery of Company Equity Award Consideration; Withholding; Section 409A. Parent shall cause the Surviving Corporation to pay (i) through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award who is a current or former employee the Company Option Consideration, Company RSU Consideration, Company Phantom RSU Consideration and Company PSU Consideration, as applicable, less any required withholding Taxes and without interest, on the first regularly scheduled payroll date of the Surviving Corporation that is no less than five (5) Business Days following the Effective Time and (ii) pursuant to Section 2.2, the Company Option Consideration, Company RSU Consideration, Company Phantom RSU Consideration and Company PSU Consideration to each holder of a Company Equity Award, as applicable, who is a natural person consultant (or former consultant). Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to

Section 409A of the Code, and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix)(B) such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the parties hereto shall cooperate in good faith prior to the Effective Time to use commercially reasonable efforts to minimize the Tax impact of the provisions set forth in this Section 2.3.

(f) Treatment of Rights. Immediately prior to the Effective Time, all issued and outstanding Rights shall expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement.

(g) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and a committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.3.

Section 2.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.5 Dissenting Shares. Notwithstanding anything to the contrary herein, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (a) prompt notice of any written demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, written withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (b) the opportunity and right to participate in all material negotiations and proceedings with Third Parties with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demand, (ii) offer to settle or settle any such demand or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 2.6 Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 2.1(b) (Conversion of Company Securities) for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Merger Consideration in accordance with the terms of this Article II, and, if applicable, any unclaimed dividends upon the surrender of Certificates or Book-Entry Evidence, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter (subject to Section 8.3(b)) or in the Company SEC Documents filed or furnished by the Company on or after January 1, 2019 and prior to the date of this Agreement (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Documents (other than any factual historical information contained therein) and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Documents), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company’s amended and restated certificate of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), as currently in effect as of the date hereof, with all amendments thereto to the date of this Agreement, are included in the Company SEC Documents.

(b) Subsidiaries. Section 3.1(b) of the Company Disclosure Letter accurately and completely sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each Subsidiary of the Company and the record ownership of all capital stock or other equity interests in each such Subsidiary. Each Subsidiary of the Company is a corporation, limited liability company, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization, except in each case where the failure to be so organized, existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. Copies of the organizational documents of each material Subsidiary of the Company, with all amendments thereto to the date of this Agreement, have been made available to Parent or its Representatives, and such copies are accurate and complete as of the date of this Agreement.

Section 3.2 Capitalization.

(a) As of November 15, 2021 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 165,000,000 shares of Company Common Stock, 72,909,612 of which were issued and outstanding, (ii) 2,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), of which 165,000 shares were designated as Series A Junior Participating Preferred Stock and none of which were issued and outstanding, (iii) Company Options to purchase an aggregate of 85,827 shares of Company Common Stock (of which options to purchase an aggregate of 85,827 shares of Company Common Stock were exercisable), (iv) 1,979,300 shares of Company Common Stock subject to outstanding Company RSUs, of which 1,320,126 shares of Company Common Stock were attributable to unvested Company RSUs, (v) 1,894,082 shares of Company Common Stock subject to outstanding Company Phantom RSUs, of which 907,853 shares of Company Common Stock were attributable to unvested Company Phantom RSUs, (vi) 4,445,707 shares of Company Common Stock subject to outstanding Company PSUs (for this purpose, with Company PSUs measured at target performance), (vii) 6,668,561 shares of Company Common Stock subject to outstanding Company PSUs (for this purpose, with Company PSUs measured at maximum performance, rounded up to the nearest whole share), and (viii) 8,106,742 shares of Company Common Stock available for issuance under the Company Equity Plan (the securities referred to in clauses (i) through (vii), including for clarity, Company Common Stock, Preferred Stock, Company Options, Company RSUs and Company PSUs, the “Company Securities”). Since the Capitalization Date through the date hereof, the Company has not (A) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities, other than in connection with any Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (B) established a record date for, declared, set aside for payment or paid any dividend on any Company Securities. As of the date hereof, no dividends have accrued or been declared but are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend to any current or former holder of any Company Securities (in each case, other than with respect to dividends to be paid by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company).

(b) The issued and outstanding shares of Company Common Stock and the issued and outstanding capital stock or other equity interests in each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable (to the extent applicable). The issued and outstanding shares of Company Common Stock were issued pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom, and the issued and outstanding shares of Company Common Stock and the issued and outstanding capital stock or other equity interests in each Subsidiary were otherwise issued in compliance with all applicable Laws in all material respects. As of the date hereof, other than pursuant to the Rights Agreement and other than the Voting Agreement and as set forth above in Section 3.2(a), with respect to each of the Company, each wholly-owned Subsidiary thereof and to the Knowledge of the Company, with respect to each non-wholly owned Subsidiary, there are no existing and outstanding (A) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or such Subsidiary is a party obligating the Company or such Subsidiary to issue, transfer or sell any shares of capital stock or other equity interests in the Company or such Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) contractual obligations of the Company or such Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or (C) voting trusts or similar agreements to which the Company or such Subsidiary is a party with respect to the voting of the capital stock of the Company or such Subsidiary.

(c) (i) The Company has, as of the date of this Agreement and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens, in each case in all material respects, (ii) the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company is owned of record and beneficially by the Company, directly or indirectly, except as set forth on Section 3.1(b) of the Company Disclosure Letter, and (iii) such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries.

(d) The Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) Section 3.2(e) of the Company Disclosure Letter (the “Outstanding Equity Award Schedule”) sets forth a correct and complete list of each holder of an outstanding Company Equity Award as of the Capitalization Date, which schedule shows for each Company Equity Award, as applicable, the date such Company Equity Award was granted, the expiration date, the number of shares of Company Common Stock subject to such Company Equity Award, the applicable exercise price of each Company Equity Award that is a Company Option, the applicable vesting schedule (and the terms of any acceleration rights thereof), whether each Company Option is intended to be treated as an incentive stock option under Section 422 of the Code, for each holder who is not a current employee of the Company or any of its Subsidiaries whether such Person has ever been an employee of the Company or any of its Subsidiaries, and the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. With respect to each Company Equity Award, except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each such grant was duly authorized no later than the date on which the issuance of such grant was by its terms effective (the “Grant Date”) by all necessary corporate action, (ii) each such grant was made in compliance in all material respects with all applicable Laws (including all applicable securities Laws) and all of the material terms and conditions of the applicable Company Equity Plan, (iii) no material modifications have been made to any Company Equity Award following the Grant Date, and (iv) each Company Option has an exercise price that is equal to or greater than the fair market value of the underlying Company Common Stock on the applicable date on which the grant of such Company Option was by its terms effective. All Company Equity Awards are evidenced by award agreements in the forms materially consistent with forms previously made available to Parent. There are no commitments in any offer letter, Contract, Company Benefit Plan or otherwise that contemplate a grant of, or right to purchase or receive restricted stock units, phantom units or other equity that are not set forth on Section 3.2(e) of the Company Disclosure Letter.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Company and its Subsidiaries (other than intercompany indebtedness between (i) the Company and any Subsidiary thereof or (ii) a Subsidiary of the Company, on the one hand, and another Subsidiary of the Company, on the other hand) or any guarantees of any thereof as of the Capitalization Date.

Section 3.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby, including (i) the Merger and (ii) the termination of the Atlas Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement (including, the Merger and the termination of the Atlas Agreement), have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of the Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (iii) resolved to make the Company Recommendation, and (iv) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the holders of shares of Company Common Stock at a special meeting of the stockholders of the Company (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 5.5 (Go-Shop; No-Shop; Alternative Acquisition Proposals) shall not be a breach of the representation in clause (iii) or clause (iv)).

Section 3.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company Charter or Company Bylaws or any of the organizational documents of the Subsidiaries of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4(b) have been obtained or made, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the material assets or properties of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Permits, or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract or Company Permit, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect. None of the Notes COC Consent Solicitations or the Credit Agreement Consent Solicitations will violate or conflict in any material respect with the Company Indentures or the Existing ABL Credit Agreement, as applicable.

(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 7.6 (Expenses; Transfer Taxes), if any, (v) filings with The New York Stock Exchange (the “NYSE”), (vi) such Consents of any Governmental Authority set forth on Schedule 3.4, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 3.5 Permits; Compliance With Laws.

(a) The Company and its Subsidiaries are in possession of all franchises, grants, registrations, licenses, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. The Company Permits are sufficient and adequate to permit the continued lawful conduct of the business of the Company and its Subsidiaries as presently conducted, except as would not have a Company Material Adverse Effect. None of the operations of the Company or its Subsidiaries is being conducted in a manner that violates in any material respect the terms or conditions under which any Company Permit was granted, except for such violations that would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (i) no petition, action, investigation, notice of violation, notice of forfeiture, complaint or proceeding seeking to revoke, cancel, suspend or withdraw any of the material Company Permits is pending and (ii) since January 1, 2019, none of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from a Governmental Authority alleging a failure of the Company or any of its Subsidiaries to hold or be in compliance with any Company Permit.

(b) None of the Company or any of its Subsidiaries is, nor since January 1, 2019 has been, in default or violation of any Law applicable to the Company or any of its Subsidiaries and each has otherwise conducted its respective business in compliance with all applicable Laws, except for any such default, violation or non-compliance that would not have a Company Material Adverse Effect. Since January 1, 2019, none of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from a Governmental Authority of any violation (or any investigation with respect thereto) of any such Law, except as would not have a Company Material Adverse Effect. None of the Company or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority, applicable to any of its assets, properties or operations, that would reasonably be expected to have a Company Material Adverse Effect.

(c) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act ”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Since January 1, 2019, (i) the Company and its Subsidiaries and, to the Knowledge of the Company, the Company’s and its Subsidiaries’ directors, officers, employees and agents, have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act 2010, and any other similar applicable U.S. or non-U.S. foreign Law that prohibits fraud, conflicts of interest, gratuities, corruption or bribery (collectively, “Anti-Corruption Laws”), and (ii) neither the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ directors, officers, employees or agents, have, directly or indirectly, in each case in violation in any material respect of the Anti-Corruption Laws, (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, authorized, paid or delivered any gift, fee, commission or other sum of money or item of value, however characterized, to any foreign official (as such term is defined in the FCPA), or to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country or (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges. The Company has in place internal controls and policies and procedures reasonably designed to prevent and detect violations of all applicable Anti-Corruption Laws.

(e) Except as would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers, agents, employees or other Persons acting on behalf of the Company or its Subsidiaries, in their capacity as such, is currently, or has been since January 1, 2019: (i) a Sanctioned Person or a Restricted Person, (ii) organized, ordinarily resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or Restricted Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or anti-boycott Laws (collectively, “Trade Control Laws”). Since January 1, 2019, none of the Company or any of its Subsidiaries (i) has received from any Governmental Authority any written notice or inquiry, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit, in each case, related to or in connection with any actual or alleged material violation of Anti-Corruption Laws or Trade Control Laws.

(f) For purposes of this Agreement: (i) “Ex-Im Laws” means all applicable Laws, regulations, orders, and authorizations relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administrated by U.S. Customs and Border Protection; (ii) “Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or other similar applicable U.S. export-related list of denied Persons; (iii) “Sanctioned Country” means Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine; (iv) “Sanctioned Person” means (A) any Person listed on any applicable U.S. sanctions list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (B) any Person that is, in the aggregate, fifty percent (50%) or greater owned by a Person or Persons described in clause (A); or (C) any Person located or ordinarily resident in a Sanctioned Country; and (v) “Sanctions Laws” shall mean any economic or trade sanction administered or enforced by the U.S. Government, including OFAC, the United Nations Security Council, the European Union and Her Majesty’s Treasury.

Section 3.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2019, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, the absence of notes and any other adjustments described therein, including in any notes thereto), complied, as of the date of filing of the applicable Company SEC Document, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off- balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as described in Item 303(b) of Regulation S-K under the Securities Act), where the Company’s or Subsidiary’s purpose in entering into such arrangement was to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules thereto).

Section 3.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, when taken together with the other information contained in the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein.

Section 3.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.9 Absence of Certain Changes or Events. From December 31, 2020 to the date of this Agreement, except with respect to (a) the Atlas Agreement (including the termination thereof), (b) the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement and (c) any COVID Measures, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (i) the Company has not taken any action that if taken after the date of this Agreement would require the consent of Parent under Section 5.1(a) or 5.1(b) and (ii) none of the Company or any of its Subsidiaries has taken any action that if taken after the date of this Agreement would require the consent of Parent under Section 5.1(f), 5.1(j), 5.1(k) or 5.1(q). Since December 31, 2020, there has not been any adverse change, event, effect or circumstance that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

Section 3.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) included in the Company SEC Documents or referred to in the notes thereto, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2020, (c) for liabilities or obligations incurred in connection with this Agreement, the transactions contemplated hereby, or the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement or (d) for liabilities or obligations that would not have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. There are no off- balance sheet arrangements required to be disclosed pursuant to Item 303(b) of Regulation S-K under the Securities Act that have not been so described in the Company SEC Documents.

Section 3.11 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan and a description of the Company Employees or other Persons subject to such form). The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all material amendments and supplements thereto (or where no such copies are available, a reasonably detailed written description thereof) and a true and complete copy of the following items (in each case, only if applicable): (i) each trust document, insurance Contract or other funding arrangement document, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed annual report on IRS Form 5500 or 990 and, for the avoidance of doubt, all schedules and financial statements attached thereto, (iv) the most recently received IRS determination letter or IRS opinion letter (or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan), (v) the most recently prepared actuarial report, (vi) all material correspondence to or from any Governmental Authority received in the last six (6) years with respect thereto and (vii) the most recent results of all required compliance testing.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company Benefit Plans (including any related trusts) has been established, maintained, operated, administered and funded in accordance with its terms and in compliance in all material respects with applicable Laws, (ii) no proceeding (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan or the assets or, to the Knowledge of the Company, fiduciaries of any Company Benefit Plan before any court or arbitrator or any Governmental Authority, and no Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority, (iii) payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including all contributions and insurance premiums) with respect to all current or prior periods have been made or provided for or accrued by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan, applicable Law and GAAP and (iv) no nonexempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.

(c) (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and its related trust has at all times since its adoption been so qualified and has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or to cause the imposition of any material liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code. With respect to any Company Benefit Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(d) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years), and no Company Benefit Plan is, (i) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (ii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) Section 3.12(e)(i) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Except as set forth on Section 3.12(e)(ii) of the Company Disclosure Letter, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, to the extent applicable, except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) the Company has paid all minimum required contributions as determined under Section 303 of ERISA and Section 430 of the Code, (B) except as disclosed in the Company SEC Documents publicly filed, as of December 31, 2020, the projected benefit obligations of such Company Benefit Plan did not exceed the actual fair value of the plan assets under such Company Benefit Plan (whether or not vested) determined in accordance with GAAP, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event, (D) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, (F) as of the date hereof, no partial termination has occurred and no notice of intent to terminate has been filed, (G) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan, (H) no election for funding relief has been made under Section 430(c)(2)(D) of the Code or Section 303(c)(2)(D) of ERISA, (I) a copy of the most recent Certification of AFTAP has been delivered or made available to Parent and (J) none of the Company or any of its Subsidiaries has engaged in a “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of such event.

(f) Section 3.12(e) of the Company Disclosure Letter contains a correct and complete list of each Multiemployer Plan participated in or contributed to by the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates in the six (6) years preceding the date hereof. With respect to each Multiemployer Plan, none of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated. None of the execution or delivery of or the performance under this Agreement or the consummation of the transactions contemplated by this Agreement is reasonably expected to result in a “withdrawal” or “partial withdrawal” (as such terms are defined in Part I of Subtitle E of Title IV of ERISA) from any such Multiemployer Plan.

(g) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) would reasonably be expected to (i) except as expressly provided in this Agreement, entitle any Company Employee to any severance pay or benefits or any increase in severance pay or benefits or any material payment, (ii) increase any benefit or compensation payable or required to be provided to any Company Employee, (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due to any Company Employee or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any Company Benefit Plans or any Company Employee or (iv) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits or compensation under any Company Benefit Plan.

(h) None of the execution and delivery of or the performance under this Agreement, any approval of this Agreement or the consummation of the transactions contemplated by this Agreement could, either individually or in combination with another event, result in the payment of any amount to any “disqualified individual” (as defined in Section 280G of the Code) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i) Section 3.12(i) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each material Company Benefit Plan that provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(j) Each material Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.

(k) No Company Benefit Plan provides any Company Employee with the right to a gross up for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.

(l) Section 3.12(l) of the Company Disclosure Letter sets forth a correct and complete list of (i) each participant in the SERP, (ii) whether such participant is a current or former employee, officer, director or consultant of the Company and its Subsidiaries and (iii) such participant’s total account balance as of November 1, 2021 under the SERP. The Company has adopted an effective amendment terminating that certain trust, dated December 27, 1989, by and between R. R. Donnelley & Sons Company and Harris Trust and Savings Bank associated with the SERP and certain other plans and agreements as set forth therein (the “Employee Trust”), eliminating any requirement to fund such trust in respect of any benefits payable pursuant to any plan or agreement in connection with, or as a result of, the Merger or otherwise.

(m) Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements in all material respects, (ii) that are intended to qualify for special Tax treatment, meet all material requirements for such treatment and (iii) that are intended to be funded and/or book reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(n) Neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

Section 3.13 Labor Matters.

(a) The Company and its Subsidiaries are and since January 1, 2019 have been in compliance with all applicable Laws relating to Company Employees and employment or engagement of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes, except for such non-compliance as would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar, material agreement with any labor union or works council, other than industry-wide agreements outside of the United States, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union, works council or similar organization to organize any Company Employees. There are no material labor related strikes, walkouts, slowdowns, disputes, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened in writing, and since January 1, 2019, neither the Company nor any of its Subsidiaries has experienced any material labor related strike, walkout, slowdown, dispute, work stoppage or lockout. To the Knowledge of the Company, there is no pending organizing campaign or written demand for recognition or certification by any labor union or works council, in each case, with respect to any Company Employees. Additionally, (i) except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its Subsidiaries or any Company Employee and (ii) except as would not have a Company Material Adverse Effect, there are no, and since January 1, 2019 there have been no, Actions with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) To the Knowledge of the Company, no current officer of the Company is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such officer’s best efforts to promote the interests of the Company and its Subsidiaries or that would prohibit the Company from employing such officer.

(c) To the Knowledge of the Company, no current officer of the Company has notified the Company of an intent to terminate his, her or their employment or engagement with the Company.

(d) Since January 1, 2019, (i) to the Knowledge of the Company, no allegations of harassment or misconduct have been made against any individual in his or her capacity as an officer of the Company or as a member of the board of directors of the Company, and (ii) the Company has not entered into any settlement agreement related to allegations of harassment or misconduct by any current or former employee of the Company at the level of Vice President or above.

Section 3.14 Intellectual Property Rights.

(a) The Company and its Subsidiaries own, or have the right to use in the manner currently used, all Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company IP”). Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list, in all material respects, as of the date hereof, of all material Registered Intellectual Property owned by the Company or any of its Subsidiaries (together with identification of the jurisdiction and the relevant registration number or similar identifier for each such item of Registered Intellectual Property). Except as would not be material to the Company and its Subsidiaries, taken as a whole, all of the registrations, patents and applications included in the Registered Intellectual Property are and remain subsisting, are free and clear of liens (other than Permitted Liens), are in compliance with all formal legal requirements, with all fees, payments and filings due through the date of this Agreement duly made, and, with respect to the registrations and patents included in the Registered Intellectual Property, valid and enforceable.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no, and since January 1, 2019, there have been no, pending charges, complaints, claims, demands or notices challenging the validity, ownership, use, or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries (“Company Owned IP”). All material Company IP will be available for use by the Company and its Subsidiaries, as applicable, on substantially similar terms and conditions immediately following the Closing, and, immediately following the Closing, the Company and its Subsidiaries will be permitted to exercise all of the rights relating to such material Company IP to the same extent that it would have been able to had such transactions not occurred and without the payment of any additional amounts or consideration. The consummation of the Merger and the transactions contemplated thereby will not result in the loss or impairment of the rights of the Company and its Subsidiaries with respect to the material Proprietary Software or any other material Company IP.

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and has not since January 1, 2019 infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received, since January 1, 2019, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries, and, there are not any pending charges, complaints, claims, demands or notices alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP.

(d) None of the material Proprietary Software that is licensed or made available by the Company or its Subsidiaries to any Person uses, incorporates or is based upon any Open Source Software in a manner that, pursuant to the terms of the applicable license, (i) conditions the use or distribution of any such Proprietary Software on the disclosure of any source code for any portion of such Proprietary Software, (ii) conditions the use or distribution of such Proprietary Software on the granting to any Person of (A) the right to make derivative works or other modifications to such Proprietary Software or (B) a license under such Proprietary Software or (iii) requires the Company or its Subsidiaries to grant to any Person any rights or immunities under any Company Owned IP. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries are and have been in compliance with the terms and conditions of all licenses for the Open Source Software used in its business.

(e) The Company or one of its Subsidiaries is in actual possession of, and has exclusive control over, the source code for all material Proprietary Software, and, to the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any material Proprietary Software. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has provided access to any source code to any material Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality with respect thereto), and no Person has asserted any right to access the same. Neither the Company or any of its Subsidiaries is a party to any material agreement (i) requiring the deposit of any source code for any material Proprietary Software with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any such source code with any Person, or (iii) granting to any Person a license, option or right with respect to any such source code.

(f) Except as would not have a Company Material Adverse Effect, the Proprietary Software does not contain any computer code or any other mechanisms which (i) contain any “back door,” virus, malware, Trojan horse, bug, code or similar devices, (ii) may disrupt, disable, erase or harm the operation of any Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (iii) permit any Person to access such Software, data, hardware, storage media, programs, equipment or communications without authorization.

(g) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken commercially reasonable security measures designed to protect the secrecy, confidentiality and value of all the trade secrets or other material confidential information of the Company and its Subsidiaries. Except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company’s or any of its Subsidiaries’ current and former employees, consultants and contractors have any right, title, or interest in any Company Owned IP.

(h) The Company and its Subsidiaries have taken commercially reasonable steps designed to provide for the archival, back-up, recovery and restoration of data and information used in their businesses and have commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Company and its Subsidiaries employ commercially reasonable measures designed to attempt to ensure that the Software and the IT Systems that are used in and necessary for the operation of their businesses do not contain any viruses, bugs, corruptants, or other unpatched material security vulnerabilities. Except as would not be material to the Company or its Subsidiaries, taken as a whole, since January 1, 2019, neither the Company nor its Subsidiaries have experienced any unauthorized access to the information technology systems owned or used by the Company or its Subsidiaries.

Section 3.15 Taxes. Except as would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have filed when due (taking into account applicable extensions) all Tax Returns required to be filed by any of them, each such filed Tax Return (taking into account all amendments thereto) is true, complete and accurate, and all Taxes, whether or not shown to be due on each such filed Tax Return, have been timely paid in full, except for Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Company’s consolidated financial statements.

(b) Each of the Company and is Subsidiaries have complied with all applicable Laws relating to the withholding of Taxes.

(c) Neither the Company nor any of its Subsidiaries has received written notice of any audit, examination or other Action from any taxing authority in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled.

(d) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension is still in effect. There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business.

(e) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) in any tax year for which the statute of limitations has not expired.

(f) Within the last two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement (other than (1) any commercial contract entered into in the ordinary course and not primarily related to Taxes or (2) any agreement solely among the Company and/or its Subsidiaries) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(h) There is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company or any of its Subsidiaries as a result of any failure or alleged failure to pay any Tax.

(i) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), or as a transferee or successor.

(j) The Company and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan or Contract solely between or among the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to (A) trade payables arising in the ordinary course of business or (B) indebtedness for borrowed money less than $1,500,000);

(iv) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business) entered into after January 1, 2019, for aggregate actual or contingent consideration under such Contract in excess of $5,000,000, or which has continuing or contingent obligations that would reasonably be expected to be in excess of $1,000,000;

(v) is an agreement entered into outside the ordinary course of business that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any one (1)-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(vi) is one of the top twenty (20) customer Contracts, measured by revenue, of the Company and its Subsidiaries (taken as a whole) for the twelve-month period ended June 30, 2021 (any such customer, a “Material Customer”) or one of the top twenty (20) supplier Contracts, measured by dollar volume of purchases, of the Company and its Subsidiaries (taken as a whole) for the twelve-month period ended June 30, 2021 (any such supplier, a “Material Supplier”);

(vii) except in the ordinary course of business and as would not be material to the Company or its applicable Subsidiary that is party to such agreement, is an agreement that (A) prohibits the Company or any of its Subsidiaries from engaging or competing in any material line of business, in any geographical location or with any Person, or selling any products or services of or to any other Person in any geographic region or (B) contains exclusivity obligations or “most favored nation” or similar provisions;

(viii) is a Contract restricting the ability of the Company to make distributions or declare or pay dividends in respect of its capital stock;

(ix) is a Contract involving any settlement of any actual or threatened Action involving the Company or any of its Subsidiaries involving (A) a payment in excess of $1,500,000 and entered into since January 1, 2019 or (B) any material ongoing obligations yet to be performed or completed by the Company or any of its Subsidiaries;

(x) is a Real Property Lease; or

(xi) is an agreement for the use of Intellectual Property that is material to the respective business of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries collectively pay or receive amounts in excess of $500,000 in any twelve (12)-month period, with the exception of (A) nonexclusive licenses to generally commercially available software and (B) licenses of any Company Owned IP granted to customers in the ordinary course of business.

(b) None of the Company or any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach or default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default thereunder, where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except in each case as would not have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.17 Real Property.

(a) A correct and complete list, in all material respects, of all real property owned by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Owned Real Property”) is disclosed in Section 3.17(a) of the Company Disclosure Letter. As of the date hereof, except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title to all of the Owned Real Property, free and clear of Liens, other than Permitted Liens, (ii) there are no existing, pending, or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property, (iii) except for Permitted Liens or as disclosed in Section 3.17(a) (iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or deeded in trust any interest in any of the Owned Real Properties, (iv) either the Company or one of its Subsidiaries is in possession of the Owned Real Property and neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof and (v) except pursuant to those certain purchase and sale contracts or letters of intent disclosed in Section 3.17(a)(v) of the Company Disclosure Letter (the “Purchase Contracts”), neither the Company nor any Subsidiary has granted any outstanding options or rights of first refusal or entered into any written agreement to purchase all or a material portion of the Owned Real Property. The Company has made available to Parent prior to the date hereof copies of (A) the title insurance policies and surveys relating to the Owned Real Property and (B) true and complete copies of all Purchase Contracts and any material amendments thereto, in each case, known to be in the possession of the Company or any of its Subsidiaries as of the date hereof.

(b) A correct and complete list, in all material respects, as of the date hereof, of the address, use, square footage and lease expiration of all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangement), in which either of the Company or its Subsidiaries has a leasehold interest, license or similar occupancy rights is disclosed in Section 3.17(b) of the Company Disclosure Letter (including the improvements thereon, the “Leased Real Property” and the agreements pursuant to which the Leased Real Property is leased, subleased, licensed, used, occupied or accessed, together with all modifications, amendments, supplements, replacements, restatements, waivers, side letters and guaranties thereto or thereof, collectively, the “Real Property Leases” and individually, each a “Real Property Lease”). Except as would not have a Company Material Adverse Effect, the Company has provided Parent and Acquisition Sub access to copies of the Real Property Leases. As of the date hereof, except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid leasehold or subleasehold (as applicable) title to each Leased Real Property, sufficient to allow each of the Company and its Subsidiaries to conduct its business as currently conducted, free and clear of all Liens, other than Permitted Liens, and (ii) either the Company or one of its Subsidiaries is in possession of each Leased Real Property and has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Leased Real Property subject to a Real Property Lease or any portion thereof.

(c) To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary has exercised any option or right to terminate any Real Property Lease or to purchase the real property subject to any Real Property Lease other than as set forth in a written notice or other document included in the Real Property Leases.

(d) Except as would not have a Company Material Adverse Effect, (i) the Owned Real Property and Leased Real Property subject to each Real Property Lease (collectively, the “Real Property”) encompasses all of the real property currently being used or required to conduct the business of the Company or any of its Subsidiaries after the Closing Date as it is presently conducted and (ii) all improvements and building systems applicable to the Real Property are in sufficient operating condition, subject to ordinary wear and tear.

(e) Except as would not have a Company Material Adverse Effect, (i) the current use and occupancy of the Real Property is in compliance with all applicable building, zoning, land use and similar laws, ordinances, regulations and orders of any Governmental Authority (collectively, “Real Property Laws”), (ii) neither the Company nor any of its Subsidiaries has received written notice of violation of any Real Property Law with respect to the Real Property and (iii) neither the Company nor any Subsidiary has received written notice that any of the Real Property is currently in violation of any covenants, conditions, restrictions, easements or rights of way, that affect the Real Property.

Section 3.18 Environmental.

(a) The Company and its Subsidiaries are, and since January 1, 2019 have been in compliance with all applicable Environmental Laws, including possessing and complying with all material Company Permits required for their operations under applicable Environmental Laws, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(b) There is no pending or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries that would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(c) Since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(d) Neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(e) There have been no Releases caused by the actions of the Company or its Subsidiaries at, in, on, from, to or underneath any of the Owned Real Property or Leased Real Property or, to the Knowledge of the Company, caused by the actions of any other Person (including predecessors- in-interest) at, in, on, from, to or underneath such real properties, that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law that would be material to the Company and its Subsidiaries, taken as a whole, or result in material liability with respect to such environmental contamination pursuant to applicable Environmental Law;

(f) Neither the Company nor any of its Subsidiaries is subject to any claim or Action relating to an indemnity it has provided relating to Environmental Laws, or a liability it has expressly assumed or undertaken relating to Environmental Laws, including any corrective, investigatory or remedial obligation of any other Person, pursuant to a written agreement for the sale of any real property, Subsidiary or business, in each case that would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(g) The Company has provided to Parent complete and correct copies of all Phase I environmental site assessments, Phase II environmental site assessments, and similar investigations relating to actual or potential impacts to environmental media as a result of Releases of Hazardous Materials, relating to the facilities that are currently owned or operated by the Company or its Subsidiaries, in each case in the Company’s possession or reasonable control, prepared since January 1, 2019; and

(h) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is required by any Environmental Law, as a result of the transactions set forth herein and contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials or (iii) to give notice to or receive approval from any Governmental Authority pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A 13:1K-6 et seq. or the Connecticut Transfer Act, Conn. Gen. Stat. §§ 22a-134 – 134e.

Section 3.19 Privacy; Data Security. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with (A) all applicable Privacy Laws, (B) all of the Company’s policies regarding Personal Information (“Privacy Policies”), and (C) all of the Company’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information (collectively with Privacy Laws and Privacy Policies, the “Data Protection Requirements”); (ii) the Company and its Subsidiaries have implemented and at all times maintained reasonable physical, technical, and administrative safeguards, compliant with applicable Data Protection Requirements, that are designed to protect Personal Information in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification or disclosure; (iii) there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company and its Subsidiaries or collected, used or processed by or on behalf of any the Company and its Subsidiaries’ IT Systems that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority under applicable Privacy Laws and (iv) since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice of any claims (including written notice from third parties acting on its behalf) of or been charged with, the violation of, any Data Protection Requirements.

Section 3.20 Vote Required. Assuming the accuracy of the representations contained in Section 4.12 (Share Ownership), the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Stockholder Approval”) is the only approval of holders of equity securities of the Company that is required in connection with the consummation of any of the transactions contemplated hereby by the Company.

Section 3.21 Brokers. Except for Centerview Partners LLC (“Centerview”), no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement or in connection with the Atlas Agreement (including the termination thereof) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of the engagement letter between the Company and Centerview entered into in connection with the Merger, as in effect on the date hereof.

Section 3.22 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Centerview, dated as of the date hereof, that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such opinion, the per share price of $9.10 to be paid to the holders of the Company Common Stock (other than Excluded Shares and any other shares of Company Common Stock held by any Affiliate of the Company or Parent) in the Merger is fair, from a financial point of view, to such holders. Promptly after the date of this Agreement, a written copy of such opinion will be made available by the Company to Parent for informational purposes only.

Section 3.23 Insurance. Section 3.23 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. Except as would not have a Company Material Adverse Effect, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b), the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.

Section 3.24 Affiliate Transactions. There are no transactions, arrangements, understandings or agreements between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any Person owning five percent (5%) or more of the Company Common Stock, or any entity in which any such Person has a direct or indirect material interest, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment arrangements and similar employee arrangements that are Company Benefit Plans.

Section 3.25 CARES Act. None of the Company or any of its Subsidiaries has applied for or accepted either (a) any loan pursuant to the PPP, (b) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (c) any loan or funds from similar laws enacted by a Governmental Authority in any state, local or foreign jurisdiction in response to COVID-19.

Section 3.26 Material Customers & Suppliers. To the Knowledge of the Company:

(a) Since December 31, 2020, there has been no material written dispute with any Material Customer alleging a breach by the Company or its applicable Subsidiary or such Material Customer of its performance obligations under such Material Customer’s master contract or any material purchase order with the Company or such Subsidiary, which dispute is reasonably likely to result in a reduction of revenues received from such Material Customer in excess of (i) fifteen percent (15%) of revenue attributable to such Material Customer in fiscal year 2021 or (ii) $5,000,000, and there has been no written termination or written notice of termination by any Material Customer with respect to such Material Customer’s master contract or any material purchase order with such Customer with the Company or its applicable Subsidiary, nor has any Material Customer threatened in writing to so terminate such master contract or material purchase order.

(b) Since December 31, 2020, there has been no material written dispute with any Material Supplier alleging a breach by the Company or its applicable Subsidiary or such Material Supplier of its performance obligations under such Material Supplier’s master contract or material purchase order with the Company or such Subsidiary, and there has been no written termination or written notice of termination by any Material Supplier with respect to such Material Supplier’s master contract or material purchase order with the Company or its applicable Subsidiary, nor has any Material Supplier threatened in writing to so terminate such master contract or material purchase order.

Section 3.27 Personal Property; Operating Equipment.

(a) The Company or one of its Subsidiaries owns and has good and marketable title to, or holds valid leasehold interests in or valid contractual rights to use, all equipment, properties, assets and other rights that do not constitute real property and that are material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, other than Permitted Liens.

(b) All plants, facilities and operating equipment that do not constitute real property and that are owned or leased by the Company or any of its Subsidiaries and are in each case material to the business of the Company and its Subsidiaries, taken as a whole, are in good condition and repair (ordinary wear and tear excepted) and adequate for their current and intended uses and for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.

Section 3.28 Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.12 (Share Ownership), the board of directors of the Company has taken such actions and votes as are necessary to be taken by the Company to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.29 Rights Agreement. The Company has taken such actions on or prior to the date of this Agreement as are necessary so that (a) the Rights Agreement is inapplicable to this Agreement and the transactions contemplated by this Agreement (other than for the purpose of exempting this Agreement and such transactions therefrom); (b) none of Parent or Acquisition Sub or any of their “Affiliates” (as defined in the Rights Agreement) or “Associates” (as defined in the Rights Agreement), either individually or together, shall be deemed to be or become an “Acquiring Person” (as defined in the Rights Agreement) by virtue of, or as a result of, (i) the approval, adoption, execution, delivery or amendment of this Agreement, (ii) the public announcement or public disclosure by any Person (as defined in the Rights Agreement) of this Agreement or any of the transactions contemplated hereby, including the Merger, or (iii) the performance or consummation of any of the transactions contemplated by this Agreement, including the Merger (any of the foregoing actions or events, a “Permitted Event”); (c) none of a “Stock Acquisition Date,” a “Distribution Date,” a “Section 11(a)(ii) Event,” a “Section 13 Event” or a “Triggering Event” (as such terms are defined in the Rights Agreement) will occur or be deemed to have occurred by virtue of, or as a result of, any Permitted Event; and (d) the “Expiration Date” (as defined in the Rights Agreement) shall occur no later than immediately prior to the Effective Time (if the Effective Time shall occur). Prior to the execution of this Agreement, the Company has provided Parent with a copy of the Fifth Amendment to Rights Agreement, dated as of the date hereof (the “Rights Agreement Amendment”), effecting the terms described in clauses (a) through (d) of the foregoing sentence, and a copy of the resolutions of the board of directors of the Company approving the Rights Agreement Amendment. As of the date of this Agreement, the Company has no stockholder rights plan, “poison pill” or other similar agreement or arrangement other than the Rights Agreement.

Section 3.30 Termination of Atlas Agreement. Prior to the execution and delivery of this Agreement and subject to the Atlas Payment, the Company has validly terminated the Atlas Agreement in accordance with its terms and has no further liabilities thereunder. The Company has instructed Atlas to deliver to the Company or destroy or erase all Confidential Information (as defined in the Atlas Confidentiality Agreement) previously furnished to Atlas or Atlas’ Representatives by or on behalf of the Company or any of its Subsidiaries (in accordance with the terms of the Atlas Confidentiality Agreement), except as permitted in the Atlas Confidentiality Agreement.

Section 3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article III or in the certificate delivered by the Company pursuant to Section 6.2(d), neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article III or in the certificate delivered by the Company pursuant to Section 6.2(d).

(b) Except for the representations and warranties contained in Article IV (Representations and Warranties of Parent and Acquisition Sub) or in the certificate delivered by Parent pursuant to Section 6.3(c), the Company acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein and (ii) no Person has been authorized by Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent to make any representation or warranty relating to Parent or Acquisition Sub or their respective business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by either such entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent Disclosure Letter (subject to Section 8.3(b)), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each of Parent and Acquisition Sub has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect and with all amendments thereto to the date of this Agreement, and neither Parent nor Acquisition Sub is in violation of any provision of such documents applicable to such party.

Section 4.2 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity Action on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of each of Parent and Acquisition Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable and (iii) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Acquisition Sub is required.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to on Schedule I have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Acquisition Sub) is bound or affected, (iii) assuming that the Consents, registrations, declarations, filings and notices referred to on Schedule I have been obtained or made, result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any material Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Acquisition Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL, (iii) such filings as may be required in connection with the Taxes described in Section 7.6 (Expenses; Transfer Taxes), if any (iv) such Consents of any Governmental Authority set forth on Schedule I and (v) compliance with and filings or notifications under the HSR Act or other Antitrust Laws.

Section 4.4 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. There is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.5 Absence of Certain Agreements. Except for the Capital Commitment Letter and the Voting Agreement, neither Parent nor any of its Affiliates (including Acquisition Sub) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration in respect of the Company Common Stock of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (a) agrees to vote to adopt this Agreement or the Merger or (b) agrees to vote against any Superior Proposal.

Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Acquisition Sub) expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.

Section 4.7 Financing.

(a) Concurrently with the execution of this Agreement, Parent has delivered to the Company (i) a true and complete copy of the executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto (as amended, restated, amended and restated, supplemented or otherwise modified in a manner not in violation of Section 5.17(b) and together with all exhibits, schedules, amendments, supplements, modifications, term sheets, and annexes thereto, the “Debt Commitment Letter”), (ii) true and complete copies of any related executed fee letters, each dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified in a manner not in violation of Section 5.17(b) and together with all exhibits, schedules, amendments, supplements, modifications, term sheets, and annexes thereto, the “Fee Letters,” and together with the Debt Commitment Letter, the “Debt Financing Letters” ) (provided that, at the election of Parent or Acquisition Sub, the fee amounts, “flex terms,” yield or interest rate caps, original issue discount amounts, and other economic and similar terms that are confidential and the rates and fee amounts included in the “market flex” provisions (but not the covenants or other terms) in each case that are included in the Fee Letters may be redacted in a customary manner; provided, further, that no provision that could adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing may be redacted), pursuant to which Debt Financing Letters, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing and in the manner contemplated by the Debt Financing Letters to Acquisition Sub and engage in the other transactions contemplated therein for the purpose of funding the transactions contemplated by this Agreement (together with any alternative debt financing pursuant to Section 5.17(c), the “Debt Financing”) and (iii) a true and complete copy of the executed commitment letter, dated as of the date hereof (the “Capital Commitment Letter” and, together with the Debt Commitment Letter and the Fee Letters, the “Financing Commitments”) from each of the Capital Financing Sources pursuant to which the Capital Financing Sources have committed to make certain investments in Parent, subject to the terms and conditions therein, the amounts set forth therein (the “Capital Financing,” and together with the Debt Financing, the “Financing”). The Capital Commitment Letter expressly provides and shall continue to expressly provide that the Company is an intended third-party beneficiary thereof, subject to the terms and conditions set forth therein.

(b) The Financing Commitments are in full force and effect as of the date of this Agreement and, as of the date of this Agreement, have not been withdrawn or terminated or otherwise amended, supplemented or modified and no such amendment, supplement or modification is contemplated. There are no other agreements, side letters or arrangements relating to the Financing Commitments that could affect the availability or conditionality of the Debt Financing. There are no conditions precedent to the obligations to fund the full amount of the commitments under the Financing Commitments or to any other obligations of the parties under the Financing Commitments other than the conditions precedent expressly set forth in the applicable Financing Commitment. The Financing will provide Parent with immediately available U.S. funds on the Closing Date sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including for the avoidance of doubt, to enable Parent to (i) pay all of (a) the Aggregate Merger Consideration, (b) the Debt Payoff Amount, (c) any amounts that may become payable pursuant to a change of control offer pursuant to the Company Indentures and any amounts payable pursuant to Section 2.3 (Company Equity Awards), and (d) all associated third-party costs and Expenses of the Merger payable by Parent, including any fees and expenses related to the transactions contemplated hereby (the “Funding Obligations” and such sufficient proceeds, the “Funds”).

(c) The Financing Commitments, in the forms so delivered, constitute legal, valid and binding obligations of Parent and Acquisition Sub, as applicable, and, to the Knowledge of Parent, the other parties thereto and are enforceable in accordance with their respective terms against Parent and Acquisition Sub and against each of the other parties thereto, as the case may be, in each case, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance moratorium, equitable principles or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally. Notwithstanding anything contained in this Agreement to the contrary, Parent and Acquisition Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

(d) As of the date hereof, Parent and Acquisition Sub have no reason to believe that the terms and conditions to the Financing shall not be satisfied by the Closing Date or that the funding contemplated in the Financing shall not be made available to Parent and Acquisition Sub on the Closing Date in order to consummate the transactions contemplated by this Agreement. As of the date hereof, Parent and Acquisition Sub are not in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in the Financing Commitments, and no event has occurred or circumstance exists that, with or without notice, lapse of time or both, could or could reasonably be likely to (i) constitute or result in a default under or breach of the Financing Commitments on the part of Parent and/or Acquisition Sub and their Affiliates, (ii) constitute or result in a failure to satisfy on or before the Closing Date a condition precedent to or other contingency to be satisfied set forth in the Financing Commitments, (iii) make any of the statements set forth in the Financing Commitments inaccurate in any material respect or (iv) otherwise result in any portion of the Financing being unavailable on the Closing Date. Parent and Acquisition Sub have fully paid any and all commitment fees or other fees, if any, required by the Financing Commitments to be paid on or prior to the date hereof.

Section 4.8 Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 4.9 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 4.10 Brokers. Except for Jefferies LLC, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of their respective Subsidiaries.

Section 4.11 Solvency. Neither Parent nor Acquisition Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Acquisition Sub or any of their respective Subsidiaries (which, for purposes of this Section 4.11, shall include the Company and its Subsidiaries). Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, that the Company has performed, in all material respects, all material obligations required to be performed by it under this Agreement and that the most recent estimates, projections and forecasts of the Company and its Subsidiaries provided to Parent prior to the date of this Agreement have been prepared in good faith based upon assumptions that were and continue to be reasonable, after giving effect to the transactions contemplated by this Agreement, on the Closing Date immediately following the Closing, Parent and the Surviving Corporation and its Subsidiaries will be Solvent at and immediately after the Effective Time. As used in this Section 4.11, the term “Solvent” means, with respect to a particular date, that on such date, (a) the Parent and Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) Parent and the Surviving Corporation and its Subsidiaries, have total assets not less than the sum of such entity’s liabilities, and (c) Parent and the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of its business. For purposes of this Section 4.11, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.12 Share Ownership. Except as set forth on Section 4.12 of the Parent Disclosure Letter, none of Parent, Acquisition Sub or any Capital Financing Source owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or has owned at any time during the three (3) years preceding the date hereof, any capital stock of the Company and none of Parent, Acquisition Sub or any Capital Financing Source holds any rights to acquire any capital stock of the Company except pursuant to this Agreement.

Section 4.13 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) [Reserved.]

(b) Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(c) Except for the representations and warranties expressly set forth in Article III (Representations and Warranties of the Company), each of Parent and Acquisition Sub acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article III (Representations and Warranties of the Company) and (ii) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective its businesses or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such entity.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (Termination), except as (a) may be required by Law, (b) the Company determines in good faith may be necessary or advisable in accordance with the COVID Measures or otherwise in response to COVID-19 or any other pandemic, epidemic or disease outbreak (provided that, in connection with any such action taken or omitted to be taken in accordance with this clause (b), the Company shall promptly notify in writing Parent prior to the taking of or omitting to take such action and reasonably consult with Parent as to any such action (or omission) and take into consideration the reasonable concerns of Parent and consider in good faith the reasonable suggestions of Parent with respect to such action (or omission)), (c) may be consented to in writing by Parent, (d) may be expressly required, contemplated or permitted pursuant to this Agreement or (e) set forth in Section 5.1 of the Company Disclosure Letter, (x) the Company shall (i) use its reasonable best efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and, in all material respects, in compliance with applicable Laws, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, (ii) use its reasonable best efforts to preserve in all material respects its present relationships with key customers, suppliers and other Persons with which it has material business relations (provided, however, that no action by the Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)), and (iii) use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, continue to maintain, in all material respects, its material assets, properties, rights and operations in accordance with present practice; and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change the Company Charter or the Company Bylaws (other than immaterial or ministerial changes) or amend or otherwise change in any material respect any organizational documents of any of its Subsidiaries;

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (other than (i) repurchases of shares of Company Common Stock in connection with the exercise, vesting, settlement or forfeiture of Company Equity Awards, in each case, pursuant to their terms as in effect on the date of this Agreement (or subsequent Company Equity Awards or terms after the date of this Agreement in compliance with Section 5.1(e)), or (ii) for any such transaction by a direct or indirect wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction);

(c) except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, issue, sell, pledge, dispose of, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, phantom equity interests or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests (including any Company Equity Awards and Company Long Term Cash Awards); provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the date hereof or may be granted after the date hereof in compliance with Section 5.1(e);

(d) authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as set forth on Section 5.1(e) of the Company Disclosure Letter and subject to Section 5.1(t), or as required under the terms of any Company Benefit Plan (other than the Employee Trust), collective bargaining agreement or works council agreement, in each case, that is in effect as of the date of this Agreement, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any Company Employee, except to the extent such increases are made in the ordinary course of business consistent with past practice with respect to increases in base salaries or wage rates of Company Employees, and such increases do not exceed five percent (5%) in the aggregate and shall not result in an increase in any Company Employee’s annual base salary of more than five percent (5%) relative to such employee’s base salary as of the date hereof, (ii) except as necessary to effectuate the provisions of Section 2.3, establish, adopt, enter into or amend any Company Benefit Plan (or any arrangement which if in existence as of the date hereof would constitute a Company Benefit Plan), (iii) enter into, terminate (other than giving notice of non-renewal to the extent permitted by applicable Law or the applicable collective bargaining agreement or other material agreement with any labor union or works council agreement), or amend any collective bargaining agreement or other material agreement with any labor union or any works council agreement, in each case, other than amendments that do not result in any materially increased costs or liabilities for the Company or any of its Subsidiaries, in the aggregate, relative to the applicable aggregate costs or liabilities before any such amendment, (iv) except as necessary to effectuate the provisions of Section 2.3, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vi) forgive any loans or issue any loans to any Company Employee (other than routine travel advances issued in the ordinary course of business), (vii) hire any employee or engage any independent contractor (who is a natural person) other than in the ordinary course of business with respect to individuals whose annual base compensation is less than $200,000, or (viii) terminate the employment of (A) any Company Employee whose annual base salary is greater than $200,000 other than for “cause” or other performance reasons, or (B) any Company Employee whose annual base salary is equal to or less than $200,000 other than in the ordinary course of business;

(f) acquire or divest (including by merger, consolidation, acquisition or disposition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any material equity interest in or business of any Person, except as set forth on Section 5.1(e) of the Company Disclosure Letter;

(g) except as set forth on Section 5.1(g) of the Company Disclosure Letter, (a) issue, incur, or amend in any material respect the terms of, any indebtedness for borrowed money (including, for clarity, issuing or selling any debt securities or rights to acquire debt securities unless contemplated in connection with the Financing and/or as described in Section 5.19 hereof), or assume or guarantee any such indebtedness for any Person, except for indebtedness incurred (i) under the Existing ABL Credit Agreement, under the Existing TLB Credit Agreement, under the existing Company Indentures in the ordinary course of business, including borrowings under the Existing ABL Credit Agreement to redeem, repay or repurchase the Company’s outstanding 7.000% notes due 2022, and any amendments to the foregoing that do not increase the availability under the Existing ABL Credit Agreement or the principal amount under the Existing TLB Credit Agreement or the existing Company Indentures other than such amounts to fund any premiums or expenses in connection therewith, subject to actions described in Section 5.19 hereof (provided, that the Company shall not be permitted to increase the borrowing capacity existing as of the date of this Agreement under any such facility without Parent’s consent), (ii) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business consistent with past practice or (iii) between or among the Company or any of its Subsidiaries, or (b) redeem or repurchase any debt instruments in a principal amount in excess of $10,000,000 (other than the Company’s outstanding 7.000% notes due 2022, the repayment, in full or in part of the Existing TLB Credit Agreement or as otherwise set forth herein);

(h) (i) modify or amend in a manner adverse to the Company or its Subsidiaries any Company Material Contract, except for such modifications or amendments (A) in the ordinary course of business consistent with past practice, (B) as permitted by Section 5.1(h) of the Company Disclosure Letter or (C) in connection with any renewal or extension of any such Company Material Contract; or (ii) terminate any Company Material Contract, except (A) in the ordinary course of business consistent with past practice or (B) upon the expiration, non-renewal or similar end-of-term of any such Company Material Contract;

(i) sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material Company Owned IP, other than (A) the grant of non-exclusive licenses in the ordinary course of business, (B) to customers or suppliers in their capacity(ies) as such (x) in the ordinary course of business or (y) pursuant to any Company Material Contract existing as of the date of this Agreement or (C) when in the Company’s reasonable business judgment the benefits of maintaining such Company Owned IP are outweighed by the burdens of doing so;

(j) make any change to its methods of accounting, except (i) as required by GAAP, Regulation S-X under the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents;

(k) adopt or enter into a plan of complete or partial liquidation or dissolution or voluntarily file for bankruptcy or similar proceeding;

(l) settle or compromise any material litigation other than (i) settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed $250,000 individually or $1,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any Subsidiary of the Company in respect thereof), or (ii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle;

(m) enter into any agreement, contract, or commitment (or series of such similar transactions), that would require capital expenditures, (i) with respect to 2021 capital expenditures, in excess of 110% of the applicable line item amount set forth in the operating budget of the Company for fiscal year 2021 provided to Parent prior to the date hereof or (ii) with respect to 2022 capital expenditures, in excess of 110% of the applicable line item amount set forth in the operating budget of the Company for fiscal year 2022;

(n) enter into any agreement or obligation which by its terms limits in any material respect (i) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted or (ii) the ability of either of the Company or its Subsidiaries to provide any type of service;

(o) fail to use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

(p) sell, acquire, lease or sublease any material assets or properties (including any material real property, but other than Company Owned IP which instead is the subject of Section 5.1(i) above)) other than (i) in the ordinary course of business consistent with past practice, (ii) in replacement of existing machinery, (iii) (A) substantially in accordance with the Company’s operating budget of the Company for fiscal year 2021 provided to Parent prior to the date hereof, or (B) in accordance with the Company’s operating budget for fiscal year 2022, (iv) acquisitions or sales of inventory, (v) disposals of property at the end of its useful life or disposals of obsolete or expired property, (vi) sales, acquisitions, leases or subleases between or among the Company and any of its Subsidiaries or (vii) dispositions permitted by Section 5.1(e);

(q) lend any amount to one or more Persons in excess of $1,000,000 individually or in the aggregate (other than between or among the Company or any of its Subsidiaries);

(r) make or change any material Tax election, change an annual accounting period, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Tax, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or voluntarily surrender any right to claim a refund of material Taxes;

(s) make any change, modification, waiver or amendment to, or terminate, any agreement, transaction, arrangement or understanding listed or required to be listed on Section 3.24 of the Company Disclosure Letter, or enter into any such agreement that would be required to be listed on Section 3.24 of the Company Disclosure Letter if such agreement was in effect as of the date of this Agreement;

(t) fund or transfer cash or any other assets to the Employee Trust;

(u) incur any new Lien (other than any Permitted Liens or pursuant to any Company Material Contract or pursuant to any redemption, defeasance or similar action) on any of its material tangible assets, properties or rights; or

(v) enter into any agreement to do any of the foregoing.

Section 5.2 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date hereof, (i) the Company shall prepare the Proxy Statement, (ii) Parent and Acquisition Sub shall promptly furnish to the Company all information concerning themselves and their Affiliates that is reasonably requested or required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall, no later than the third (3rd) Business Day following the No-Shop Period Start Date, file the Proxy Statement with the SEC (it being understood and agreed that the Company need not file the Proxy Statement prior to the No-Shop Period Start Date). Except to the extent prohibited by Law, the Company shall (A) promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements, in each case with respect to the Proxy Statement, and (B) provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 5.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall consult with Parent and provide Parent a reasonable opportunity to review and to propose comments, and shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith, on such document or response, except, in each case, (x) to the extent prohibited by Law or (y) for any amendment or supplement to the Proxy Statement in connection with a Change of Recommendation made in accordance with Section 5.5.

(b) If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c) Subject to Section 5.5(e) (Change of Recommendation), as promptly as practicable (and in any event within five (5) calendar days) following the earlier of (a) the date on which the SEC confirms that it has no further comments on the Proxy Statement, and (b) ten (10) calendar days after the initial filing of the Proxy Statement if the SEC confirms it will not be reviewing the Proxy Statement, the Company shall (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”) (provided that the Stockholders’ Meeting shall in no event be scheduled for later than the fortieth (40th) day following the first mailing of the Proxy Statement to the Company’s stockholders), (ii) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting, and (iii) duly call, convene and hold the Stockholders’ Meeting; provided that the Company may, at its option (and shall in the case of clause (B) hereto upon the reasonable and timely request by Parent), postpone or adjourn the Stockholders’ Meeting (A) with the prior written consent of Parent and Acquisition Sub, or (B) to the extent the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval, whether or not a quorum is present, provided that any such postponement or adjournment of the Stockholders’ Meeting shall not exceed ten (10) days. The Proxy Statement shall include the Company Recommendation, except to the extent there has been a Change of Recommendation in accordance with Section 5.5. Subject to Section 5.5, in connection with the Stockholders’ Meeting, the Company shall use its reasonable efforts to solicit proxies in favor of the Requisite Stockholder Approval and to obtain the Requisite Stockholder Approval. Parent and Acquisition Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement.

Section 5.3 Appropriate Action; Consents; Filings.

(a) In accordance with the terms and subject to the conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VI (Conditions to the Merger) to be satisfied as expeditiously as possible, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (A) and in any event within ten (10) Business Days of the date hereof, make its filings under the HSR Act, and thereafter promptly (and in any event within fifteen (15) Business Days of the date hereof) make any other applications and filings required to be made with the Governmental Authorities set forth on Schedule I under applicable Antitrust Laws with respect to the transactions contemplated hereby, including the Merger, (B) use its respective reasonable best efforts to comply at the earliest possible date with any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (C) act in good faith and cooperate with the other party in connection with any such filings (including, if requested by the other party, to duly consider all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly and expeditiously as possible. Notwithstanding anything in this Agreement to the contrary, obtaining any consents, approvals or waivers from Third Parties pursuant to Section 5.3(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.

(b) Without limiting anything in this Section 5.3, none of the parties hereto or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(c) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their respective sole and absolute discretion, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) Parent and Acquisition Sub shall not, and shall not permit any of their Affiliates to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would (A) impose any delay in the obtaining of, or increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period under Antitrust Laws, (B) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.4 Access to Information; Confidentiality.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives (and any Debt Financing Sources and their Representatives) reasonable access (and taking into account any remote working arrangement of the Company and its Subsidiaries), at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VII (Termination, Amendment and Waiver), to the management employees, officers, properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent and its Representatives (including any Debt Financing Sources and their respective Representatives) all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested, including any financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period (it being understood, this Section 5.4 shall not require the delivery of delivery of financial information not otherwise required to be delivered pursuant to Sections 5.17, 5.18 or 5.19 of this Agreement); provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub to the extent that such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or result in any breach under any confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party, or (b) jeopardize any attorney-client or other legal privilege; provided that that the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent in seeking to provide such document or information in a manner that would not result in violation of Law, breach of confidentiality (including by way of redaction) or the loss or waiver of such privilege; provided, further, nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent (i) to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its controlled Affiliates, on the other hand, are adverse parties or (ii) regarding matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any Alternative Acquisition Proposal or Superior Proposal, in each case, other than as required by the terms of this Agreement.

(b) No investigation or access permitted pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

(c) Nothing in this Section 5.4 is intended to expand or contract the access to information and similar matters of the Debt Financing Sources and their respective Representatives under Section 5.18.

Section 5.5 Go-Shop; No-Shop; Alternative Acquisition Proposals.

(a) Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Chicago time) on November 28, 2021, the Company and any of its Subsidiaries and Affiliates and its and their respective Representatives shall have the right to: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by (A) providing, furnishing or making available to any Person (and its Representatives) any information (including non-public information or data) relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets and (B) affording access to any personnel of the Company and its Subsidiaries to any Person (and its Representatives) that has entered into a customary confidentiality agreement for this type of transaction with the Company; provided that the Company shall provide access to Parent and

Acquisition Sub any non-public information that the Company has provided in writing to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Acquisition Sub substantially concurrently with the time it is provided to such Person (and in any event within 48 hours thereof); and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Alternative Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal), and cooperate with or assist or participate in, or facilitate in any way, any inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Alternative Acquisition Proposals or other proposals that could reasonably be expected to lead to Alternative Acquisition Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill,” “confidentiality” or other similar provision to the extent necessary to allow for an Alternative Acquisition Proposal or amendment to an Alternative Acquisition Proposal to be made to the Company or the board of directors of the Company. Notwithstanding anything to the contrary stated herein, the Company and its Subsidiaries shall not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Alternative Acquisition Proposals or any offer, inquiry or proposal in connection with any Alternative Acquisition Proposals, in each case, without the prior written consent of Parent (in each case except as may be provided in a definitive Alternative Acquisition Agreement and otherwise not in violation of this Section 5.5).

(b) No-Shop.

(i) Except as otherwise permitted by this Section 5.5, commencing at 12:01 a.m. (Chicago time) on November 29, 2021 (the “No-Shop Period Start Date”) and continuing until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (Termination), the Company shall not, and shall cause its Subsidiaries and Affiliates and each of its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, (i) solicit, initiate, propose, induce the making or submission of, or encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by (A) providing or furnishing to any Person (other than Parent and its Representatives) any non-public information or data relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets and (B) affording access to any personnel of the Company or its Subsidiaries to any Person (other than Parent and its Representatives), in each case, in connection with an Alternative Acquisition Proposal; (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Alternative Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal), including the entry into any agreement (x) to consummate any Alternative Acquisition Proposal, (y) to approve or endorse any Alternative Acquisition Proposal or (z) in connection with any Alternative Acquisition Proposal that would require the Company to abandon, terminate or fail to consummate the Merger or the transactions contemplated by this Agreement (except, in each case, to notify such Person as to the existence of the provisions of this Section 5.5(b)); (iii) grant a waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) under any pre-existing “standstill” or confidentiality provision (provided that, from the No-Shop Period Start Date until earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company and its Subsidiaries shall be permitted to grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) any “standstill” or confidentiality obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to make an Alternative Acquisition Proposal if the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Law); or (iv) agree or resolve to take, or take, any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Subject to Section 5.5(b)(ii) and Section 5.5(c), except with respect to any Excluded Parties, at the No-Shop Period Start Date, the Company shall immediately cease, and cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall promptly (and in any event within 48 hours of the Company’s Knowledge thereof) inform Representatives of the Company and its Subsidiaries of the Company’s obligations under this Section 5.5.

(ii) Notwithstanding the foregoing in this Section 5.5(b), prior to the receipt of the Requisite Stockholder Approval, the Company (and its Subsidiaries and Representatives) may continue to engage in the activities described in Section 5.5(a) with respect to any Excluded Parties, including, without limiting the generality of the foregoing, with respect to any amended or modified Alternative Acquisition Proposal received from any Excluded Parties on or following the No-Shop Period Start Date until the earlier of (x) 11:59 p.m. (Chicago time) on the tenth (10th) day following the No-Shop Period Start Date (the tenth (10th) day, the “Cut-Off Time”), and (y) with respect to each Excluded Party, the time that such Excluded Party ceases to be an Excluded Party in accordance with the definition thereof and, for clarity, at the earlier of (x) and (y), the provisions in Section 5.5(b) and Section 5.5(c) shall apply.

(iii) Any Intentional Breach of this Section 5.5 by the Company through its applicable Representatives shall be deemed to be an Intentional Breach of this Section 5.5 by the Company.

(c) Alternative Acquisition Proposals. Notwithstanding the provisions of Section 5.5(b)(i), the board of directors of the Company, directly or indirectly through Subsidiaries or Representatives, may, prior to the receipt of the Requisite Stockholder Approval, (i) engage in negotiations or discussions with any Third Party that has made an unsolicited bona fide written Alternative Acquisition Proposal not resulting from or arising out of a breach of Section 5.5(b)(i), and (ii) furnish nonpublic information or data relating to the Company or any of its Subsidiaries to any Third Party making such Alternative Acquisition Proposal (including its Representatives) if, prior to so furnishing such information such Third Party has executed a customary confidentiality agreement for this type of transaction with the Company; provided that (A) such confidentiality agreement does not contain provisions which prohibit the Company from providing information to Parent as required in accordance with this Section 5.5(c) or that otherwise prohibits the Company from complying with the provisions of this Section 5.5(c) and (B) the Company provides to Parent and Acquisition Sub any non-public information that is provided to such Third Party that was not previously made available to Parent or Acquisition Sub, prior to or substantially concurrently with the time it is provided to such Third Party (and in any event within forty-eight (48) hours thereof); provided, further, that the board of directors of the Company shall be permitted to take an action described in the foregoing clauses (i) or (ii) if, and only if, prior to taking such particular action, the board of directors of the Company has determined in good faith after consultation with outside legal and financial advisors that such Alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

(d) Notices. The Company shall, including prior to the No-Shop Period Start Date, promptly (and in any event within forty-eight (48) hours of its receipt thereof) (i) notify Parent of any Alternative Acquisition Proposal or any other written proposals or inquiries received by the Company or any of its Subsidiaries or Representatives that would reasonably be expected to lead to an Alternative Acquisition Proposal, which notice shall identify the material terms and conditions thereof and the Person making any such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal) and (ii) provide to Parent copies of any written documentation material to understanding such Alternative Acquisition Proposal which is received by the Company from the Person (or from any Representatives of such Person) making such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal). The Company shall keep Parent reasonably informed, on a prompt basis (but in no event later twenty-four (24) hours), of the status and any material developments regarding any such Alternative Acquisition Proposals or any material changes to the material terms of any such Alternative Acquisition Proposal. Without limitation to the Company’s rights under Section 5.5(e) (Change of Recommendation), it is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.5, including any public announcement that the Company or the board of directors of the Company has made any determination contemplated under this Section 5.5 to take or engage in any such actions, shall not (in and of itself) constitute a Change of Recommendation or otherwise constitute a basis for Parent or Acquisition Sub to terminate this Agreement.

(e) Change of Recommendation.

(i) Except as otherwise provided in this Agreement, including this Section 5.5(e), the board of directors of the Company shall not (i) withdraw (or qualify, amend or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Parent), the Company Recommendation or (ii) approve, recommend or declare advisable any Alternative Acquisition Proposal (any such action in clause (i) or (ii), a “Change of Recommendation”).

(ii) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, including Section 5.5(e)(i), at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company may (A) effect a Change of Recommendation following a bona fide written Alternative Acquisition Proposal that did not result from or arise out of a breach of this Section 5.5 and which the Company’s board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case, if and only if, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties required of the Company’s board of directors under applicable Law and the Company complies with Section 5.5(e)(iii) or (B) following receipt of a bona fide written Alternative Acquisition Proposal which the Company’s board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Law and the Company complies with Section 5.5(e)(iii) and, concurrently with entering into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company terminates this Agreement in accordance with the provisions of Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal) and pays the applicable Parent Expenses and Atlas Termination Fee Refund pursuant to Section 7.1(c)(ii) and Section 7.7, respectively.

(iii) Prior to the board of directors of the Company effecting a Change of Recommendation or causing the Company to terminate this Agreement for purposes of entering into an Alternative Acquisition Agreement, in each case as permitted under Section 5.5(e)(ii), the Company shall have given Parent (A) at least four (4) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Alternative Acquisition Proposal shall require a new notice and an additional two (2) Business Day period) of the Company’s intention to take such action, which shall include a description of the terms and conditions of the Superior Proposal, the identity of the Person making the Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Superior Proposal and (B) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing four (4) Business Day period (or subsequent two (2) Business Day period) to discuss the foregoing Superior Proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that such Alternative Acquisition Proposal would no longer constitute a Superior Proposal. In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company may also effect a Change of Recommendation in response to an Intervening Event if the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the board of directors of the Company to take such action would be inconsistent with its fiduciary duties under applicable Law, provided that the board of directors of the Company shall have given Parent (i) at least five (5) Business Days’ prior written notice of the Company’s intention to effect a Change of Recommendation in response to such Intervening Event, which shall include a description in reasonable detail of the applicable Intervening Event, and (ii) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing five (5)-Business Day period to discuss the foregoing Intervening Event and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that the failure to effect a Change of Recommendation would no longer be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Law.

(f) Permitted Disclosures. Nothing contained in this Agreement shall prohibit the Company or the board of directors of the Company from complying with its disclosure obligations under applicable Law or rules and policies of the NYSE with regard to any Alternative Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), so long as any such compliance rejects any Alternative Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, except to the extent such action is permitted by Section 5.5(b), or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

Section 5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, or officers of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director or officer of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, shall survive the Merger and shall continue in full force and effect in accordance with their terms (with respect to the Company’s organizational documents, it being agreed that after the Closing such rights shall be mandatory rather than permissive), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, contribution, advancement of expenses and limitation of director or officer (or comparable) liability that are no less favorable to the D&O Indemnified Parties with respect to the period prior to Closing than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b) Notwithstanding anything to the contrary contained in this Section 5.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c) For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are

currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount). In lieu of such insurance, prior to the Effective Time, the Company may purchase prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount, and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 5.6(c)).

(d) From and after the Closing, the D&O Indemnified Parties are third-party beneficiaries of this Section 5.6. The provisions of this Section 5.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 5.6 to the same extent and under the same conditions and procedures (and subject to the same conditions, including with respect to the advancement of expenses) (with respect to the Company’s organizational documents, it being agreed that after the Closing such rights shall be mandatory rather than permissive) as such D&O Indemnified Party is entitled on the date of this Agreement under the organizational documents of the Company (or the corresponding organizational documents of any Subsidiary of the Company). The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(e) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim.

Section 5.7 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby, or (c) the existence of any event or circumstance that would reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

Section 5.8 Public Announcements. Except as otherwise permitted by Section 5.5 (Go-Shop; No-Shop; Alternative Acquisition Proposals) or in connection with any dispute among the parties regarding this Agreement, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (and in such event, such party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants; provided that such communication is consistent with prior communications of the Company not made in violation of this Section 5.8 or with any plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan. For the avoidance of doubt, the foregoing shall not restrict Parent’s disclosure of information regarding the transactions contemplated hereby, including information related to Parent’s determination to enter into this Agreement, in connection with fundraising, marketing, informational or reporting activities so long as such disclosures are made pursuant to a confidentiality agreement containing customary terms. For the avoidance of doubt, this Section 5.8 shall not apply to or otherwise restrict any Company communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal in accordance with Section 5.5 or Company communication (including a press release or other public statement) made by the Company from and after a Change of Recommendation in accordance with Section 5.5 by the board of directors of the Company.

Section 5.9 Employee Benefits.

(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending on the one (1)-year anniversary thereof or such shorter period during which the Continuing Employee remains in continued employment with the Company or its Subsidiaries (“Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus opportunities (excluding equity, equity-based, retention and long-term incentive compensation, non-qualified deferred compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee by the

Company or its Subsidiaries immediately prior to the Effective Time (for the avoidance of doubt, other than one time or special non-ordinary incentive compensation opportunities payable in connection with, or as a result of, the transactions contemplated by this Agreement), and (iii) employee benefits (excluding retention, non- qualified deferred compensation, equity, equity-based or other long-term incentive compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Affiliates to provide, to each Continuing Employee whose employment is terminated by the Surviving Corporation or any of its Affiliates during such period under circumstances that would have entitled such Company Employee to severance benefits if such termination had occurred prior to the Effective Time, severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its Subsidiaries in accordance with the terms of such arrangement as in effect as of the date hereof, provided that such Continuing Employee may be required to execute a release of claims in a form provided or approved by Parent in connection with such Continuing Employee’s receipt of severance payments. Notwithstanding the foregoing, the requirements of this Section 5.9(a) shall not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any health, welfare, retirement, severance or vacation benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Continuing Employees after the Effective Time (collectively, the “New Plans”), Parent shall use reasonable best efforts to cause the Continuing Employees who are eligible participants under such New Plans to receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the analogous Old Plan, except (1) for benefit accrual under defined benefit pension plans, (2) for purposes of qualifying for subsidized early retirement benefits, (3) to the extent any such service credit would result in the duplication of benefits, or (4) for purposes of any equity-incentive plan or nonqualified deferred compensation plan. In addition and without limiting the generality of the foregoing, Parent shall use reasonable best efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such

Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (in each case, except for benefit accruals under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits). For the avoidance of doubt, any service referred to in this Section 5.9(b) shall not be recognized for purposes of eligibility for retirement vesting under equity plans of Parent or any of its Affiliates.

(c) Except as provided in Section 5.1(e) of the Company Disclosure Letter, immediately prior to the Effective Time, the Company shall cause each Company Long Term Cash Award that is outstanding immediately prior to the Effective Time to, automatically and without any required action on the part of the holder thereof, vest in full and be paid to each such holder in full.

(d) Prior to making any written communications to the Company Employees pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments (if any are received during such reasonable period of time) in good faith.

(e) Upon Parent’s reasonable request from time to time prior to Closing, the Company shall, in a reasonable period of time following receipt of such request (but in no event more than five (5) Business Days following such request), provide Parent with the then-most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations.

(f) The Company will take all actions necessary to complete the termination of the Employee Trust and the return of the trust corpus of the Employee Trust to the Company prior to the Closing.

(g) Notwithstanding anything in this Section 5.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any director, officer, employee or individual Person, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

(h) Parent shall, and shall cause the Surviving Corporation to, honor the terms of each collective bargaining agreement and works council agreement until such collective bargaining agreement or works council agreement expires pursuant to its terms or is modified by the parties thereto.

Section 5.10 Company Equity Awards. No less than ten (10) Business Days prior to the Effective Time, the Company shall provide Parent with an updated Outstanding Equity Award Schedule to reflect any changes between the Capitalization Date and such date, and a further updated Outstanding Equity Award Schedule as reasonably requested by Parent thereafter, in each case, to reflect any further changes between the Capitalization Date and the Effective Time.

Section 5.11 Repayment of Indebtedness.

(a) In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 5.11 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder, subject to the outcome of the Credit Agreement Consent Solicitations (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount. The Company shall use its reasonable best efforts to, on or prior to the Closing Date, provide Parent with (x) if required in connection with the Debt Financing and if the ABL Credit Agreement Consent Solicitation is not successful, a customary payoff letter and any related release documents (collectively, the “ABL Payoff Letter”) from the agent under the Existing ABL Credit Agreement and (y) if the TLB Credit Agreement Consent Solicitation is not successful, a customary payoff letter and any related release documents (collectively, the “TLB Payoff Letter”) from the agent under the Existing TLB Credit Agreement. Each of the ABL Payoff Letter (if applicable) and TLB Payoff Letter shall specify the aggregate amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the ABL Payoff Letter and TLB Payoff Letter, as applicable.

(b) The Company shall use its reasonable best efforts upon Parent’s written request to prior to Closing: (i)(x) issue a notice of redemption for the aggregate principal amount of any of the Company Notes requested by Parent in writing, pursuant to the indentures governing the Company Notes (it being understood that the Company’s 8.820% debentures due 2031 are not redeemable pursuant to their terms) (the “Company Indentures”) in order to effect a redemption at or after Closing and (y) issue any change of control offer pursuant to the terms, if any, of the Company Indentures (which offer notice may, pursuant to the terms of the Company Indentures, be issued prior to Closing only if conditioned on the occurrence of a change of control under the applicable Company Indenture), and (ii) prepare any customary ancillary documents required by the Company Indentures for such redemption, change of control offer or satisfaction and discharge, including customary officer’s certificates, resolutions of the Company, and/or legal opinions required to be issued prior to the Closing from Company’s counsel to the trustees thereunder, use reasonable best efforts to cause the trustees to cooperate and facilitate such redemption, change of control offer or satisfaction and discharge and providing any other reasonably requested information related to the Company Notes) to facilitate the redemption (including by means of any change of control offer) of the Company Notes (or, if elected by Parent, the satisfaction and discharge of any Company Indenture on the Closing Date) following the Effective Time; provided that, in each case, Company shall provide the Parent the opportunity to review and comment on such notices and any other documents in connection with this Section 5.11(b) reasonably in advance of their delivery, without the Parent being required to request such documents from the Company and the Company shall accept, in all material respects, the Parent’s comments, except to the extent they are not reasonable. In the event Parent requests that any of the Company Notes (other than the 7.000% Notes due 2022) be redeemed (including pursuant to a change of control offer) or satisfied and discharged prior to Closing, Parent shall make available to the Company prior to Closing, as applicable, all funds necessary to satisfy any obligations of the Company to the holders of the Company Notes that may arise, including (a) any funds necessary to repurchase, redeem or otherwise acquire any of the Company Notes and (b) principal, interest and any applicable premiums or consent payments in connection with the repurchase, redemption or acquisition of the Company Notes. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, its Subsidiaries or Affiliates in connection with the Company complying with its obligations under this Section 5.11(b).

Section 5.12 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, including Section 5.1, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.13 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Stock Exchange Matters. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable laws, rules and policies of the NYSE to enable (a) the delisting of the Company Common Stock from the NYSE and the termination of trading of the Company Common Stock on the Closing Date and (b) the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.15 Rights Agreement. From the date of this Agreement until the Effective Time, the Company shall (i) take all actions necessary to ensure that the Rights shall not become exercisable solely by virtue of, or as a result of, any Permitted Event, and (ii) if the Rights Agreement becomes applicable to the Merger or the other transactions contemplated by this Agreement (other than for the purpose of exempting the Merger and such transactions therefrom), take all actions necessary to eliminate the effect of the Rights Agreement on the Merger or the other transactions contemplated by this Agreement. Parent acknowledges that, on the date hereof in connection with the execution and delivery of this Agreement, the Company has entered into the Rights Agreement Amendment, which provides that the Rights shall expire and shall cease to be exercisable effective as of immediately prior to the Effective Time. From the date of this Agreement until the Effective Time, the Company will not enter into a stockholder rights plan, “poison pill” or other similar agreement or arrangement that is, or at the Effective Time shall be, applicable (other than for the purpose of exempting this Agreement and such transactions therefrom) to the Merger or the other transactions contemplated by this Agreement.

Section 5.16 Stockholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of, and reasonably cooperate with such party in connection with, any stockholder litigation or claim against such party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

Section 5.17 Financing.

(a) Each of Parent and Acquisition Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Financing, on the terms and subject only to the conditions set forth in the Financing Commitments or any Alternative Financing (as defined below) (including any “flex” provisions applicable to the Debt Financing) including using their respective reasonable best efforts to: (i) comply with and maintain in effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, in each case until the funding of the Financing, at or prior to Closing, (ii) negotiate, enter into and deliver (and, as applicable, cause its Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Financing (such agreements, the “Definitive Financing Agreements”) on the terms and conditions set forth in the Financing Commitments (including any “flex” provisions applicable to the Debt Financing), (iii) satisfy, on a timely basis all conditions and covenants to the Debt Financing and the Definitive Financing Agreements related thereto to the extent within Parent’s or Acquisition Sub’s control, and (iv) in the event all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing) and all conditions applicable to the Debt Financing have been satisfied or waived, cause the Debt Financing Sources to fund the Debt Financing at or prior to the Closing, including through the exercise of their rights and remedies pursuant to the Debt Commitment Letter.

(b) Neither Parent nor Acquisition Sub shall agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing (other than to effect any flex provisions set forth in the Debt Commitment Letter) without the prior written consent of the Company if (and only if) such amendments, supplements, replacements, waivers or modifications would (i) reduce the net cash proceeds available from the Debt Financing such that Parent would not have sufficient cash proceeds (after giving effect to the fundings contemplated under the Capital Commitment Letter or otherwise funded with equity proceeds) to fulfill its Funding Obligations on the Closing Date, (ii) impose any new or additional (or expand, amend or otherwise modify any existing) condition precedent to the availability of the Debt Financing that would reasonably be expected to materially delay or prevent the ability of Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement, (iii) adversely impact in any material respect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or (iv) would otherwise reasonably be expected to prevent, impede or delay the funding of the Debt Financing on the Closing Date or the consummation of the transactions contemplated by this Agreement; provided that, for the avoidance of doubt, Parent may amend, supplement or otherwise modify the Debt Commitment Letter (a) to (i) add lenders, lead arrangers, co-managers, bookrunners, syndication agents or any Person with similar or other roles or titles that have not executed the Debt Commitment Letter as of the date hereof and (ii) increase the amount of the Debt Financing and/or (b) to facilitate the syndication of the Debt Financing, in each case of clause (a) and (b) so long as such amendment or modification complies with this Section 5.17(b). Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Debt Financing or any definitive agreement with respect to the Debt Financing and shall not release or consent to the termination of the obligations of any Debt Financing Source under the Debt Financing, in each case, without the prior written consent of the Company, unless such Debt Financing or any definitive agreement with respect to the Debt Financing is contemporaneously replaced with a new Debt Financing that complies with the first sentence of this Section 5.17(b). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter, as hereafter amended or modified, to the extent such amendment or modification is permitted by this Section 5.17, and references to “Debt Commitment Letter,” “Debt Financing Sources” or “Debt Financing” shall include such documents, as hereafter amended or modified (or commitments or financing sources, as applicable), to the extent permitted by this Section 5.17. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.17 shall require, and in no event shall the reasonable best efforts by Parent or Acquisition Sub be deemed or construed to require, Parent or Acquisition Sub to (or to cause any Affiliates to) (i) seek the Capital Financing from any source other than the counterparties to, or in any amounts in excess of that contemplated by, the Capital Commitment Letter, or (ii) seek the Debt Financing in any amount in excess of that contemplated by the Debt Commitment Letter or pursuant to terms and conditions that would, taken as a whole, be materially less favorable to Parent and Acquisition Sub than those set forth in the Debt Commitment Letter.

(c) In the event that (i) all or any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any “flex” provisions applicable thereto), (ii) Parent or Acquisition Sub becomes aware of any event or circumstance that would reasonably be expected to make the full amounts or any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letter and such portion is necessary for Parent and Acquisition Sub to satisfy the Funding Obligations on the Closing Date, or (iii) any definitive agreement with respect to the Debt Financing shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, by any other party thereto, Parent and Acquisition

Sub shall promptly after the occurrence of such event, (A) notify the Company in writing thereof as promptly as practicable (and in any event within three (3) Business Days) after obtaining Knowledge thereof, (B) in case of clause (i), above, use their respective reasonable best efforts to arrange and obtain alternative debt financing in an amount sufficient to enable Parent and Acquisition Sub to satisfy its Funding Obligations on the Closing Date that does not impose (i) any conditions that would, taken as a whole, be materially less favorable to Parent and Acquisition Sub than those set forth in the Debt Commitment Letter, or (ii) any terms that prevent, delay or impair the ability of Parent and Acquisition Sub to obtain the Debt Financing or consummate the transactions contemplated hereby, as compared to the conditions set forth in the Debt Commitment Letter as of the date hereof, taking into account any flex provisions thereof as promptly as practicable following the occurrence of such event (the “Alternative Financing”) and (C) obtain and deliver a debt commitment letter and/or definitive financing agreements to the Company with respect to such Alternative Financing, including true and complete copies of any related executed fee letters (provided that, solely with respect to any such fee letters, the fee amounts and other economic terms may be redacted in a customary manner from such true and complete copies) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”); provided that neither Parent nor Acquisition Sub shall be required to arrange or obtain any Alternative Financing having terms and conditions (including any flex provisions applicable thereto) less favorable in all material respects, taken as a whole, to Parent and/or Acquisition Sub than those contemplated in the Debt Commitment Letter (including any flex provisions applicable thereto). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 5.17, and references to “Debt Commitment Letter,” “Debt Financing Sources,” or “Debt Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 5.17.

(d) Each of Parent and Acquisition Sub expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Debt Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Alternative Financing, is in any manner a condition to the Merger, the Closing or the obligations of Parent and/or Acquisition Sub to consummate the transactions contemplated hereby.

(e) Parent and/or Acquisition Sub shall (i) furnish the Company with complete, correct and executed copies of each amendment, supplement, waiver or other modification of the Financing Commitments promptly upon their execution, (ii) as promptly as practicable (and in any event within three (3) Business Days) after obtaining Knowledge thereof, give the Company prompt written notice of (x) any breach or default or threatened breach or default, including the receipt of any written notice or other written communication from any financing source with respect to any actual or threatened (in writing) breach or default by any party to the Financing Commitments and/or any Definitive Financing Agreement of which Parent or Acquisition Sub becomes aware as promptly as practicable (and in any event within two (2) Business Days) after obtaining knowledge thereof, (y) any actual or threatened (in writing) withdrawal, repudiation or termination of the Financing Commitments and/or any Definitive Financing Agreement, including the receipt of any written notice or other written communication from any financing source with respect to any actual or threatened withdrawal, repudiation or termination by any party to the

Financing or (z) the occurrence of any incurable event or circumstance that makes a condition precedent relating to the Financing unable to be satisfied by any party, and (iii) notify the Company promptly if for any reason Parent or Acquisition Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms described therein. In the event that Parent and/or Acquisition Sub commences an enforcement action to enforce its rights under any agreement in respect of the Debt Financing or to cause any Debt Financing Source to fund all or any portion of the Debt Financing, Parent and Acquisition Sub shall keep the Company reasonably informed of the status of such enforcement action.

Section 5.18 Financing Cooperation. Prior to and until the Closing, (A) the Company shall furnish, or cause to be furnished to, Parent, Acquisition Sub and/or its Debt Financing Sources, the Required Information, including, without limitation, the contemplated financial statements by no later than such financial statements would be required to be filed with the SEC and (B) the Company shall use reasonable best efforts to, and shall (x) cause its Subsidiaries and controlled or under common control Affiliates and (y) use reasonable best efforts to cause their respective officers, directors, employees and accountants to, at Parent’s sole cost and expense (excluding any costs and expenses with respect to financial statements, financial information or other materials prepared prior to the date hereof or, after the date hereof, that the Company would have prepared in the ordinary course of business (including as would be required to be filed with the SEC)), to provide such customary cooperation as is reasonably requested by Parent or Acquisition Sub to assist Parent and Acquisition Sub in connection to Parent’s efforts to obtain the Debt Financing, including using reasonable best efforts to do the following (to the extent so reasonably requested): (i) (a) provide customary “flash” or “recent development” revenue or balance sheet information to the extent reasonably available (which may be provided in a reasonable range or estimate and may be provided on a non-GAAP basis (including EBITDA or adjusted EBITDA)) for any fiscal quarter ending after the date hereof and prior to the Closing, and (b) all other customary pertinent financial, business and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and, including in any event the financial statements required under Section 4 and of Annex E of the Debt Commitment Letter, (ii) cause members of senior management of the Company to participate in a reasonable number of lender meetings, lender presentations, due diligence sessions (including accounting due diligence sessions), road shows, drafting sessions and rating agency meetings, in each case, upon reasonable advance notice, at mutually agreed locations and times (including by electronic means), (iii) provide reasonable assistance to Parent in its preparation of customary rating agency presentations, lender and investor presentations, offering memoranda, customary bank information memoranda and similar documents reasonably required in connection with the Debt Financing, including by reasonably assisting in preparation of such materials that don’t include material non-public information, in each case, solely with respect to information relating to the Company (to the extent related to its business) and its Subsidiaries, (iv) deliver information and documentation related to the Company and its Subsidiaries that is required by the Debt Commitment Letter (or any successor provision thereof) and reasonably requested by Parent or the Debt Financing Sources at least eight (8) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act, which information shall be provided no later than three (3) Business Days prior to the Closing Date, (v) cooperate with the Debt Financing Sources’ due diligence, to the extent reasonably requested in connection with the Debt Financing, (vi) to the extent required by the Debt Financing Sources, execute and deliver customary authorization to the Debt Financing Sources with respect to any bank information memorandum, (vii) provide reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including indentures, loan agreements, guarantees, collateral agreements, hedging arrangements, payoff letters and release agreements, customary officer’s certificates and corporate resolutions or other corporate actions, as applicable) as may reasonably be requested by Parent or Acquisition Sub and subject to the occurrence of the Closing, (viii) provide reasonable and customary assistance with facilitating the pledging of collateral (including possessory collateral) in connection with the Debt Financing as required by the Debt Financing Letters, including executing and delivering as of the Closing Date any customary pledge and security documents, currency or interest hedging arrangements or other customary definitive financing documents, and documents as may be reasonably requested by Parent or Acquisition Sub and delivering or causing to be delivered certificated equity interests of material domestic Subsidiaries of the Company, (ix) take all reasonable actions necessary to permit the Debt Financing Sources to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies, and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, including facilitating customary field examinations and inventory and equipment appraisals by the Debt Financing Sources, (x) supplement the Required Information on a reasonably current basis to the extent that any Required Information, to the knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading, (xi) cause the independent auditors of the Company to assist and cooperate with Parent in connection with the Debt Financing, including by providing consent to offering memoranda or documents that include or incorporate the Company’s consolidated financial information and their reports thereon, and customary comfort letters (including “negative assurance” and change period comfort) with respect to financial information relating to the Company and its Subsidiaries and (xii) timely deliver any limited conditions transaction (LCT) election under the outstanding Company Notes, the Existing ABL Credit Agreement and/or the Existing TLB Credit Agreement as may be requested by Parent and customary CFO certificates or similar certificates with respect to certain financial information in the offering documents to the extent not otherwise covered by the “comfort letters” described herein; provided that the such requested cooperation shall not (1) require the Company or any of its Subsidiaries or their respective representatives to (i) execute, deliver, enter into, approve or perform any agreement, commitment, certificate, document or instrument (excluding any customary authorization letters or representation letters to the Company’s independent auditors), or modification of any agreement, commitment, document or instrument, in each case, that would be effective prior to the Effective Time (in each case other than in connection with the transactions contemplated by the Debt Commitment Letter, the Debt Offers (as defined below) or otherwise in accordance with Section 5.19, the items delivered in clauses (B)(xi) and (B)(xii) above or that which is Required Information), (ii) deliver or cause the delivery of any legal opinions, deliver or cause the delivery of any reliance letters or any certificate as to solvency or any other certificate in connection to the Debt Financing (in each case other than in connection with the transactions contemplated by the Debt Commitment Letter, the Debt Offers, or otherwise in accordance with Section 5.19 hereof or the items delivered in clauses (B)(xi) and (B)(xii) above), (iii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection with the Debt Financing or the incurrence of indebtedness thereby, in each case, that would be effective prior to the Effective Time (in each case other than in connection with the transactions contemplated by the Debt Commitment Letter, the Debt Offers, or otherwise in accordance with Section 5.19 hereof or the items delivered in clauses (B) (xi) and (B)(xii) above), (iv) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Debt Financing, including under any certificate, agreement, arrangement, document or instrument related thereto, in each case, that would be effective prior to the Effective Time or (v) prepare stand-alone financial statements for any Subsidiaries of the Company or prepare financial statements which the Company has not historically prepared, (2) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or any Laws or result in a breach of, or default under, any Contract (other than any Company Material Contract being entered in contemplation hereof) or otherwise breach any of the Company’s representations, warranties, covenants or agreements under this Agreement, (3) require the Company or any of its Subsidiaries to enter into or approve any binding commitment prior to the Effective Time, or (4) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. In the event this Agreement is terminated pursuant to Section 7.1 (other than as a result of a breach by the Company) Parent shall promptly (and in any event within three (3) Business Days of delivery of documentation evidencing such cost and expenses) reimburse the Company for any out-of-pocket reasonable and documented expenses and costs (including reasonable outside attorneys’ fees and disbursements) incurred in connection with the Company’s or its Affiliates’ or representatives’ obligations under Section 5.17 or this Section 5.18 and Parent and Acquisition Sub shall indemnify and hold harmless the Company, its Affiliates and their respective representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, (1) such cooperation or otherwise in connection with the Company’s or its Affiliates’ or Representatives’ obligations under Section 5.17 or this Section 5.18, (2) the Debt Financing, and (3) any information used in connection with the Debt Financing except, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) arose from (a) historical financial information (including the “flash” or “recent development” financial information referred to above) relating to the Company and its Subsidiaries provided by the Company expressly for use in connection with the Debt Financing or (b) the fraud, bad faith, or willful misconduct of the Company, its Subsidiaries, or any of their respective Affiliates or representatives as finally determined in a non-appealable judgment by a court of competent jurisdiction. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in the ordinary course as is customary for such purpose and in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect in any material respect the Company, any of its Subsidiaries or their reputation or goodwill. The Company, its Affiliates and their respective Representatives shall be given a reasonable opportunity to review all presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by Parent or Acquisition Sub or any of their Affiliates or used or distributed to any Debt Financing Source or any of its Affiliates in connection with the Debt Financing that include any logos of or information about or provided by the

Company, its Affiliates, or their respective Representatives; provided that any authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates the Company, its Affiliates and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distribution in connection therewith. Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to prepare the pro forma financial statements as part of the Required Information.

Section 5.19 Consent Solicitation; Debt Offers.

(a) The Company shall, as soon as reasonably practicable after the receipt of a written request from Parent or Acquisition Sub to do so (and in any event not later than as required by the Debt Commitment Letter), (i) commence a consent solicitation with respect to any or all of the Company’s outstanding Company Notes, on such terms and conditions, including pricing and timing terms, as specified by Parent following consultation with the Company and its legal counsel, and which terms are reasonably satisfactory to the Company and its legal counsel (any Notes COC Consent Solicitations described in sub clause (x) below and where the fee is payable by Parent and any other conditions to such offer don’t take effect until the Effective Time is understood to be satisfactory), to amend or waive the provisions of the indenture applicable to each series of Company Notes with the consent of the holders of a majority in principal amount of the outstanding securities of such series (x) such that no offer to repurchase the Company Notes will be required as a result of any “Change of Control Triggering Event” or “Change of Control” (as defined in the applicable indentures for the Company Notes) occurring in connection with the transactions contemplated by this Agreement and (y) solicit the consent of the holders of each series of Company Notes regarding certain proposed amendments to the indenture governing such series of Company Notes as determined by Parent and in compliance with applicable law (including SEC rules and regulations) and the provisions of the indentures governing the applicable series of Company Notes, which amendments may include the elimination of all or substantially all of the restrictive covenants and may include certain other provisions contained in the indenture governing such series of Company Notes that can be eliminated or included upon the consent of the holders of a majority of the principal amount thereof and that would become operative at the Effective Time (collectively, the “Notes COC Consent Solicitations”), (ii) seek the consent of the Required Lenders under the Existing ABL Credit Agreement (as such term is defined therein), on such terms and conditions as may be specified by Parent or Acquisition Sub to amend or waive the Existing ABL Credit Agreement with the consent of Required Lenders (as defined therein) to provide that no repayment of any loans or other extensions of credit thereunder will be required as a result of the transactions contemplated by this Agreement, including pursuant to Sections 8.01, 8.06, 8.07 and 9.01(g) of the Existing ABL Credit Agreement and such other amendments to or waivers of the applicable provisions of the Existing ABL Credit Agreement as may be reasonably requested in connection with the transactions contemplated hereby (the “ABL Credit Agreement Consent Solicitation”), (iii) seek the consent of the Required Lenders under the Existing TLB Credit Agreement (as such term is defined therein), on such terms and conditions as may be specified by Parent or Acquisition Sub to amend or waive the Existing TLB Credit Agreement with the consent of Required Lenders (as defined therein) to provide that no repayment of any loans or other extension of credit thereunder will be required as a result of the transactions contemplated by this Agreement, including pursuant to Section 6.01, 6.03, 6.05, 6.06 and 7.01(l)

of the Existing TLB Credit Agreement and such other amendments to or waivers of the applicable provisions of the Existing TLB Credit Agreement as may be reasonably requested in connection with the transactions contemplated hereby (the “TLB Credit Agreement Consent Solicitation” and, together with the ABL Credit Agreement Consent Solicitation, the “Credit Agreement Consent Solicitations”) and (iv) commence one or more exchange offers or tender offers (which may be a “Change of Control Offer” under the Company Notes) to purchase or exchange all or a portion of the Company Notes on such terms and amounts and for such consideration (including the issuance of new notes) as determined by Parent, using one or more offering memoranda, offers to purchase or similar documents (the “Tender Offers” and together with the Notes COC Consent Solicitation and the Credit Agreement Consent Solicitations, the “Debt Offers” and together with all related documentation, amendments or supplements thereto, the “Offer Documents”). The Company or its Subsidiaries shall not be required to take any action pursuant to this Agreement that would result in the incurrence of any indebtedness of the Company or its Subsidiaries prior to the Effective Time, unless such indebtedness is permitted by the indentures governing the Company Notes, the Existing ABL Credit Agreement and the Existing TLB Credit Agreement (as reasonably determined by the Company in consultation with Parent) and subject to customary mandatory redemption provisions reasonably satisfactory to Parent, and Parent agrees to pay or reimburse any premium or accrued interest if any mandatory redemption occurs with respect to all or any portion of such indebtedness prior to the Effective Time. If requested by Parent, the proceeds of such indebtedness shall be deposited into escrow under escrow arrangements reasonably satisfactory to Parent and the release of the proceeds thereof shall be subject to, among other things, the substantially contemporaneous occurrence of the Effective Time.

(b) Any Offer Documents and all material requested to be published or mailed to in connection with the Debt Offers shall be prepared by the Parent or at the Parent’s request by the Company in consultation with Parent and subject to the prior review (which review shall be made as promptly as reasonably practicable) and comment by Parent. The Company shall use reasonable best efforts to assist any solicitation agent(s) in connection with the Debt Offers. With respect to any consent solicitation, assuming the requisite consents have been received with respect to such series of Company Notes, the Existing ABL Credit Agreement and/or the Existing TLB Credit Agreement, the Company shall, and as applicable, cause its Subsidiaries to, (i) execute indentures or supplemental indentures to the indentures governing each series of Company Notes or an amendment to the Existing ABL Credit Agreement or the Existing TLB Credit Agreement and provide all documents required in connection therewith, (ii) use reasonable best efforts to cause the trustee under each such Company Notes indenture and lenders and/or agent under the Existing ABL Credit Agreement or the Existing TLB Credit Agreement to enter into such supplemental indenture or amendment prior to or substantially simultaneously with the execution thereof by the Company, which may occur prior to the Closing Date and (iii) deliver all documentation reasonably requested in connection with or necessary to effectuate the Debt Offers, including customary legal opinions of Company counsel, delivery of corporate resolutions by the Company authorizing the Debt Offers, customary officer’s certificates of the Company, press releases, SEC filings, new indentures, and notes as part of the Tender Offer, if applicable, notices and any other customary documents reasonably required in connection with the Debt Offers, which may be prior to Closing, it being understood that Parent’s counsel shall provide all legal opinions required in connection with the Debt Offers to the extent required after the Closing Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to deliver an opinion with respect to a Debt Offer or otherwise that in the opinion of the Company or its legal counsel does not comply with the applicable Contracts, laws, rules, regulations or court decisions or an opinion with respect to the defeasance of the Company Notes.

(c) If at any time prior to the completion of any Debt Offer any information should be discovered by the Company or by Parent or Acquisition Sub that the Company or Parent or Acquisition Sub reasonably believes should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (with the reasonable assistance of the Company) describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Company Notes and/or the lenders and agents under the Existing ABL Credit Agreement. The parties shall comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other applicable laws in connection with any Debt Offer.

(d) Parent shall select and pay the fees and out-of-pocket expenses of any dealer manager, information agent, exchange agent, depositary or other agent retained in connection with any Debt Offer, and pay all consent fees (or provide the Company or such Subsidiary with the funds required therefor in advance of the required payment thereof) payable in connection with any Debt Offer. At Parent’s expense, the Company shall, and shall cause its Subsidiaries to, provide all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with a Debt Offer, including, without limitation, (i) to the extent required by the policies or procedures of the Depository Trust Company in connection with any Debt Offer, (ii) executing supplemental indentures to the indentures governing each series of Company Notes and/or an amendment to the Existing ABL Credit Agreement or the Existing TLB Credit Agreement (that other than in the case of the Note COC Consent Solicitations will become operative only immediately upon the Effective Time), and (iii) using reasonable best efforts to cause the trustee under each such Company Indenture and the lenders and/or agent under the Existing ABL Credit Agreement or the Existing TLB Credit Agreement to enter such supplemental indenture and/or amendment prior or substantially simultaneously with execution thereof by the Company, and (iv) providing the information necessary to distribute the applicable Offer Documents to the holders of the applicable series of Company Notes and/or the lenders and agents under the Existing ABL Credit Agreement or the Existing TLB Credit Agreement.

(e) The Company shall not be required to take any action in connection with any Debt Offer that it believes, after consultation with counsel, would reasonably be expected to (i) cause the Company to violate federal or state laws, (ii) cause the Company to violate the provisions of the indentures governing the applicable series of Company Notes, the Existing ABL Credit Agreement, the Existing TLB Credit Agreement or any Contract as of the date hereof, to the extent that such violation would be material to the Company and its Subsidiaries, or (iii) require the Company or its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time unless Parent reimburses or is required to reimburse or indemnify the Company or its Subsidiaries pursuant to this Agreement. The Company shall not be required to enter into any amendment to the Existing ABL Credit Agreement or the Existing TLB Credit Agreement to take effect prior to the Closing Date which would be adverse in any material respect to the Company (it being understood and agreed that any amendment or waiver to effect the Credit Agreement Consent Solicitations shall not be deemed to be adverse in any material respect to the Company). It is expressly agreed by the parties hereto that the failure to obtain the consent of the holders (in and of itself) of the Company Notes or the consent of the requisite lenders under the Existing ABL Credit Agreement or the Existing TLB Credit Agreement in connection with any Debt Offer and the completion of any Debt Offer shall not be deemed to be a breach by the Company under this Agreement or a failure of any condition hereto.

(f) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including professional fees and expenses of accountants, attorneys’ fees, dealer manager or tender agent fees and other advisors) to the extent such costs are incurred by the Company or any of the Company’s Subsidiaries in connection with activities of the Company, the Company’s Subsidiaries and its and their respective Representatives (including counsel) in connection with any Debt Offer pursuant to the terms of this Section 5.19, and Parent will indemnify and hold harmless the Company, the Company’s Subsidiaries and its and their respective Representatives (collectively, the “Financing Indemnitees”) from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by them in connection with any Debt Offer, any information utilized in connection therewith (other than information provided in writing to Parent by the Company or any Subsidiary of the Company) for inclusion in the Offer Documents or any misuse of the logos or marks of the Company or any Subsidiary of the Company, except to the extent that such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) are determined by a final, non-appealable judgment by a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of such Financing Indemnitee. Each Financing Indemnitee is intended to be a third party beneficiary of this Section 5.19(f), with full rights of enforcement as if a party hereto.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act and other applicable Antitrust Laws of the jurisdictions and Governmental Authorities as set forth on Schedule I shall have expired, terminated or approval been obtained, as applicable; and

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.

Section 6.2 Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party), further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that the representations and warranties contained in (i) Sections 3.1(a), (b) (Organization and Qualification of the Company), Section 3.3(a) (Authority Relative to Agreement), Section 3.20 (Vote Required), Section 3.21 (Brokers), Section 3.22 (Opinion of Financial Advisor) and Section 3.29 (Rights Agreement) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) Sections 3.2(a) and 3.2(b) (Capitalization) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) when made, and (iii) Section 3.3(b) (Authority Relative to Agreement), the second sentence of Section 3.9 (Absence of Certain Changes or Events) and Section 3.30 (Termination of Atlas Agreement) shall be true and correct in all respects both when made and at and as of the Closing Date as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) the Company shall have performed and complied, as applicable, in all material respects with its obligations, covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c) since the date hereof, there shall not have been a Company Material Adverse Effect; and

(d) the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party), further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct both when made at and as of the Closing Date, as if made at and as of such time, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to Agreement) and Section 4.10 (Brokers) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Parent and Acquisition Sub shall have performed and complied, as applicable, in all material respects with their respective obligations, covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c) Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.2(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1 (Conditions to the Obligations of Each Party), Section 6.2 (Conditions to Obligations of Parent and Acquisition Sub) or Section 6.3 (Conditions to Obligation of the Company) to be satisfied, as the case may be, if such failure was caused directly or indirectly by such party’s breach of any covenant or other obligation of such party in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) Mutual Consent: by mutual written consent of each of Parent and the Company;

(b) Mutual Termination Rights: by either Parent or the Company, if:

(i) Termination Date: the Merger shall not have been consummated on or before 5:00 p.m. (Chicago time) on the 180th day after the date of this Agreement (the “Termination Date”); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), the Termination Date may be extended by Parent or the Company, by written notice to the other party, to a date that is the 240th day after the date of this Agreement; provided, further, that that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;

(ii) Governmental Authority, Law or Order: prior to the Effective Time, any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with its obligations pursuant to Section 5.3 (Appropriate Action; Consents; Filings); provided, further, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or

(iii) Requisite Stockholder Approval: the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

(c) Company Termination Rights: by the Company, if:

(i) Breach or Failure to Perform: Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not reasonably capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) Definitive Agreement for Superior Proposal: prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with the applicable provisions of Section 5.5(e); provided that, substantially concurrently with and as a condition to such termination, the Company enters into such Alternative Acquisition Agreement and pays (or causes to be paid) at the direction of Parent the Parent Expenses as specified in Section 7.3(a)(iii); or

(iii) Failure to Consummate the Merger: (A) all the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party) and Section 6.2 (Conditions to Obligations of Parent and Acquisition Sub) have been satisfied (other than those conditions (x) the failure of which to be satisfied is attributable primarily to a breach by Parent or Acquisition Sub of its representations, warranties, covenants or agreements hereunder and (y) that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions in this clause (y) are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Acquisition Sub shall have failed to consummate the Merger within two (2) Business Days following the first date the Closing should have occurred pursuant to Section 1.2 (The Closing) and (C) the Company has notified Parent in writing that all of the conditions set forth in Article VI (Conditions to the Merger) have been satisfied or, with respect to the conditions set forth in Section 6.3 (Conditions to Obligation of the Company), waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time; or

(d) Parent Termination Rights: by Parent, if:

(i) Breach or Failure to Perform: the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.2(a) or Section 6.2(b), and (B) is not reasonably capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) Change of Recommendation; Alternative Acquisition Proposal: (a) the board of directors of the Company shall have made a Change of Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii)(a) shall expire upon the Requisite Stockholder Approval having been obtained, or (b) the Company or any of its Subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate an Alternative Acquisition Proposal, whether or not permitted by Section 5.5.

Section 7.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 7.1 (Termination), written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 7.3 (Expense Reimbursement), no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs) resulting from fraud or Intentional Breach of any covenant or obligation contained in this Agreement prior to such termination (it being acknowledged and agreed, without limitation, that any failure by Parent or Acquisition Sub to consummate the Merger at any time at which the Company shall have the right to terminate this

Agreement pursuant to Section 7.1(c)(iii) (Failure to Consummate the Merger) shall be an Intentional Breach by Parent and Acquisition Sub), in which case, except as otherwise provided in Section 7.3 (Expense Reimbursement), the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement and the provisions of this Section 7.2 (Effect of Termination), Section 7.3 (Expense Reimbursement), Section 7.6 (Expenses; Transfer Taxes) and Article VIII (General Provisions) shall survive any termination of this Agreement pursuant to Section 7.1 (Termination) in accordance with their respective terms.

Section 7.3 Expense Reimbursement.

(a) Expense Reimbursement Triggers: In the event that:

(i) (i) (A) After the date hereof and prior to the time of the Stockholders’ Meeting there shall have been publicly announced and not withdrawn an Alternative Acquisition Proposal (provided, however, that for purposes of this Section 7.3(a)(i), the references to “twenty percent (20%)” in the definition of “Alternative Acquisition Proposal” shall be deemed to references to “fifty percent (50%)”) (a “Qualifying Transaction”), (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(iii) (Requisite Stockholder Approval), or (y) by Parent pursuant to Section 7.1(d)(i) (Breach or Failure to Perform) as a result of an Intentional Breach of the Company’s covenant or agreement under this Agreement by the Company, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates any Qualifying Transaction or enters into a definitive agreement providing for the consummation of any Qualifying Transaction;

(ii) [Reserved.]

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal); or

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) (Change of Recommendation; Alternative Acquisition Proposal), then the Company shall, (A) in the case of Section 7.3(a)(i) above, no later than two (2) Business Days following the date that is the earlier of (x) the execution of the definitive agreement in respect of such Qualifying Transaction and (y) the consummation of such Qualifying Transaction, (B) in case of Section 7.3(a)(iii) above, as a condition to such termination, and (C) in the case of Section 7.3(a)(iv) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Parent Expenses in an amount equal to $8,000,000; provided, however, that if this Agreement is terminated by the Company by the Cut-Off Time pursuant to Section 7.3(a)(iii) to enter into a definitive agreement with respect to a Superior Proposal received from an Excluded Party, the Parent Expenses shall be deemed to be $5,000,000 (instead of $8,000,000); provided, further, that in the event that any Parent Expenses have been previously paid pursuant to the last sentence hereof, such amount shall be netted from the Parent Expenses payable pursuant to the foregoing. Notwithstanding anything in this Agreement to the contrary (other than the immediately preceding proviso), in no event shall the Company be required to pay the Parent Expenses on more than one occasion. If the Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii) (Requisite Stockholder Approval), then the Company shall pay to Parent, not later than two (2) Business Days after notice of the termination of this Agreement, Parent Expenses in an amount equal to $10,000,000.

(b) Exclusive Remedy. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.7 (Atlas Payment) and Section 8.9 (Specific Performance), (i) Parent’s receipt in full of the Parent Expenses pursuant to Section 7.3(a), in circumstances where such Parent Expenses are owed pursuant to Section 7.3(a)(i), Section 7.3(a)(iii) or Section 7.3(a)(iv), and (ii) Parent’s receipt in full of Parent Expenses in an amount equal to $10,000,000 in the circumstances where such Parent Expenses are paid pursuant to the last sentence of the paragraph immediately preceding this paragraph, in each case as applicable, other than in connection with an Intentional Breach by the Company, shall constitute the sole and exclusive monetary remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future stockholders, members, managers, partners, directors, officers, employees, agents or Affiliates or successors or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 7.3(c) and Section 7.6 (Expenses; Transfer Taxes), as applicable).

(c) Acknowledgement. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) the reimbursement of the Parent Expenses is not a penalty, but is the amount that will reimburse the Parent for actual and incurred costs and expenses in the circumstances in which such reimbursement is payable, for the efforts and resources expended while negotiating this Agreement and (iii) without these agreements, the parties hereto would not enter into this Agreement. If the Company fails to pay promptly the amounts due pursuant to Section 7.3(a), the Company will also pay for Parent’s reasonable and documented third-party costs and expenses (including legal fees and expenses) if Parent commences the filing of any lawsuit or other legal action against the Company taken to collect payment and such suit ultimately results in a judgment against the Company for the payment of the applicable amount due pursuant to Section 7.3(a), together with interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

Section 7.4 Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders; provided, further, any amendment to this Section 7.4 or Section 8.5, Section 8.7,

Section 8.8, Section 8.10(b), Section 8.12, or Section 8.13, in each case to the extent such amendment would affect the rights of a Debt Financing Source, shall also be approved by such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.6 Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not such transactions are consummated; provided that Parent shall be responsible for and pay all costs and Expenses in connection with (i) the filings of the notification and report forms under any Antitrust Laws in connection with the transactions contemplated by this Agreement or (ii) the filings and notifications contemplated by Schedule I. All transfer, stamp and documentary Taxes or fees and sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement and the consummation of the Merger, shall be apportioned among Parent and the Company in accordance with applicable local customs.

Section 7.7 Atlas Payment. The Parent agrees that, at or prior to the time at which the Atlas Termination Fee became due and payable by the Company in accordance with the terms of the Atlas Agreement, the Parent shall have made (or shall have caused to be made) such payment (the “Atlas Payment”), and the Company agrees that it shall have validly terminated the Atlas Agreement pursuant to the terms of the Atlas Agreement. If the Merger does not occur, upon the termination of this Agreement (a) pursuant to (1) Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal), (2) Section 7.1(d)(i) (Company Breach or Failure to Perform) or (3) Section 7.1(d)(ii) (Change of Recommendation; Alternative Acquisition Proposal) or (b) in any circumstance where reimbursement of Parent Expenses is owed pursuant to Section 7.3 (for the avoidance of doubt, in any of the circumstances contemplated by Section 7.3(a)), then, in each case, the Company shall, within two (2) Business Days of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, to or at the direction of the Parent an amount equal to $20,000,000, as reimbursement for the Atlas Payment made by Parent (the “Atlas Termination Fee Refund”); it being understood that (x) the Atlas Termination Fee Refund shall be paid in addition to any reimbursement of the Parent Expenses and (y) in no event shall the Company be required to pay the Atlas Termination Fee Refund on more than one occasion.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement or any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 7.2 (Effect of Termination), upon the termination of this Agreement pursuant to Section 7.1 (Termination), as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Article II (Effect of the Merger on Capital Stock; Exchange of Certificates), Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) and Section 5.9 (Employee Benefits).

Section 8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the date sent by e-mail (provided that the sender does not receive an automatic bounceback of non-delivery) or (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service and properly addressed, to the party as follows:

if to Parent or Acquisition Sub:

c/o Chatham Asset Management LLC

26 Main Street, Suite 204

Chatham, New Jersey 07928

Attention: Anthony Melchiorre

Evan Ratner

E-mail: am@chathamasset.com

er@chathamasset.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky

Elizabeth Gonzalez-Sussman

E-mail: swolosky@olshanlaw.com

egonzalez@olshanlaw.com

if to the Company:

R. R. Donnelley & Sons Company

35 West Wacker Drive, 36th Floor

Chicago, Illinois 60601

Attention: Deborah Steiner

E-mail: deborah.l.steiner@rrd.com

4101 Winfield Road

Warrenville, Illinois 60555

Attention: Terry Peterson

E-mail: terry.d.peterson@rrd.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, Illinois 60606

Attention: Shilpi Gupta, Esq.

David Clark, Esq.

E-mail: Shilpi.Gupta@skadden.com

David.Clark@skadden.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.2.

Section 8.3 Interpretation; Certain Definitions.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment, in and of itself, that the information is required to be disclosed, that such item did not arise in the ordinary course of business or in a manner consistent with past practice, or admission or evidence of materiality of such item or that a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, has occurred, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to,” “delivered to,” “provided to” or “furnished to” Parent or Acquisition Sub (or words of similar import) include the documents posted to the VDR prior to 11:59 p.m. (Eastern Time) on the day immediately prior to the date hereof. The word “or” is not exclusive.

Section 8.4 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 7.3(b) (Exclusive Remedy) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that, without such consent, (i) Parent may assign this Agreement after prior notice to the Company, to a wholly-owned subsidiary of Parent (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent or Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing) or

(ii) Parent or Acquisition Sub may assign its respective rights under this Agreement to any Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing (however, such assignment will not relieve Parent or Acquisition Sub of its obligations hereunder); provided, further, that in the event Parent or Acquisition Sub assigns this Agreement pursuant to this Section 8.5, the Financing Commitments shall be modified as applicable to reflect such assignment (it being understood that any such assignment shall be null and void until such modifications are so made). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.5 shall be null and void.

Section 8.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Voting Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 8.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) from and after the Effective Time), (B) the Financing Indemnitees (with respect to Section 5.19(f) (Consent Solicitation; Debt Offers)), (C) the Company Related Parties (with respect to Section 7.3 (Expense Reimbursement)), (D) the holders of the Company Common Stock or Company Equity Awards (with respect to Article II (Effect of the Merger on Capital Stock; Exchange of Certificates) from and after the Effective Time), and (E), the Debt Financing Sources (with respect to Section 7.4 (Amendment), Section 8.5 (Assignment), Section 8.8 (Governing Law), Section 8.10(b) (Consent to Jurisdiction), Section 8.12 (WAIVER OF JURY TRIAL), Section 8.13 (Debt Financing Sources) and this Section 8.7 (No Third- Party Beneficiaries)), in each case are express third-party beneficiaries of this Agreement.

Section 8.8 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.9 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Merger and the other transactions contemplated by this Agreement and the right of the Company to cause Parent to fully enforce the terms of the Capital Commitment Letter against the Capital Financing Sources, subject to the terms set forth therein), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(b) To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the third (3rd) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

Section 8.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto acknowledges and agrees: (i) that any proceeding, whether in Law or in equity, in contract, in tort, or otherwise, involving the Debt Financing Sources arising out of, or relating to, this Agreement or any of the transactions contemplated by this Agreement, including the performance of services thereunder or related thereto, will be subject to the exclusive jurisdiction of any state or federal court sitting in the state of New York in the borough of Manhattan and any appellate court thereof, and each of the parties hereto submits for itself and its property with respect to any such proceeding, to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone in bringing any such proceeding in any other court, or (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court; and (iv) any such proceeding will be governed and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would case the application of the laws of any jurisdiction other than the State of New York; provided, however, that on or prior to the Closing Date, the definition of Company Material Adverse Effect and the representations and warranties set forth in this Agreement shall, for the purposes of the Debt Commitment Letter or the definitive agreements executed in connection therewith or the transactions contemplated thereby, be governed by the laws of the State of Delaware, without reference to the choice of law doctrine of such state.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2 (Notices). However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13 Debt Financing Sources. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Debt Financing Source shall have any liability to the Company, its Subsidiaries or any of their respective Affiliates or Representatives (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any matter to this Agreement (including pursuant to Section 7 hereof), the Debt Financing Letters or the Debt Financing or based on, in respect of, or by reason of this Agreement, the Debt Financing Letters or the Debt Financing or their negotiation, execution, performance or breach (provided that nothing in this Section 8.13 shall limit the liability of the Debt Financing Sources under any financing arrangement provided by the Debt Financing Sources to Parent, Acquisition Sub, or any of their respective Affiliates) and (b) only Parent and its Affiliates and their respective direction, shall be permitted to bring any claim against a Debt Financing Source. This Section 8.13 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Remainder of page intentionally left blank; signature page follows.

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHATHAM DELTA PARENT, INC.

By:	/s/ Anthony Melchiorre
Name: Anthony Melchiorre
Title: President

CHATHAM DELTA ACQUISITION SUB, INC.

By:	/s/ Anthony Melchiorre
Name: Anthony Melchiorre
Title: President

R. R. DONNELLEY & SONS COMPANY

By:
Name: Deborah L. Steiner
Title: EVP, General Counsel

Signature Page to Agreement and Plan of Merger

Appendix A

Definitions

“ABL Credit Agreement Consent Solicitation” shall have the meaning set forth in Section 5.19(a).

“ABL Payoff Letter” shall have the meaning set forth in Section 5.11(a).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Action” shall mean any claim, demand, action, suit, proceeding or order.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. For the avoidance of doubt, none of Chatham Asset Management, LLC nor any of the funds managed by it shall be deemed Affiliates of the Company.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares cancelled pursuant to Section 2.1(a) or in respect of Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.5(e)(ii).

“Alternative Acquisition Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of the Company pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%) of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

“Alternative Financing” shall have the meaning set forth in Section 5.17(c).

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.5(d).

“Antitrust Laws” shall mean the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Atlas” shall have the meaning set forth in the Recitals.

“Atlas Acquisition Sub” shall have the meaning set forth in the Recitals.

“Atlas Agreement” shall have the meaning set forth in the Recitals.

“Atlas Confidentiality Agreement” shall mean the confidentiality agreement dated June 7, 2021, between Atlas FRM LLC and the Company.

“Atlas Payment” shall have the meaning set forth in the Section 7.7.

“Atlas Termination Fee” shall have the meaning set forth in the Recitals.

“Atlas Termination Fee Refund” shall have the meaning set forth in the Section 7.7.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 2.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Chicago, Illinois or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Capital Commitment Letter” shall have the meaning set forth in Section 4.7(a).

“Capital Financing” shall have the meaning set forth in Section 4.7(a).

“Capital Financing Sources” shall mean the entities that have committed to arrange or provide or have otherwise entered into agreements in connection with all or any portion of the Capital Financing.

“Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“Centerview” shall have the meaning set forth in Section 3.21.

“Certificate of Merger” shall have the meaning set forth in Section 1.3(a).

“Certificates” shall have the meaning set forth in Section 2.1(b).

“Certification of AFTAP” means the certification of an enrolled actuary meeting the requirements imposed under Treasury Regulation Section 1.436-1 that includes a certification of the Company Benefit Plan’s “adjusted funding target attainment percentage” within the meaning of Section 436(j) of the Code.

“Change of Recommendation” shall have the meaning set forth in Section 5.5(e)(i).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA whether or not subject to ERISA), and each other employment, consulting, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control, employee loan, and other similar fringe, welfare or other employee benefit or compensation plans, programs, agreements, contracts, policies or arrangements (whether or not in writing and including any related forms of award agreements), in each case, (i) which is sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability, but excluding any plan, policy, program or arrangement sponsored by a Governmental Authority.

“Company Bylaws” shall have the meaning set forth in Section 3.1(a).

“Company Charter” shall have the meaning set forth in Section 3.1(a).

“Company Common Stock” shall have the meaning set forth in Section 2.1(a).

“Company Debt” shall have the meaning set forth in Section 5.11(a).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Employee” means any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is an individual) of the Company or any of its Subsidiaries.

“Company Equity Awards” shall mean, collectively, (i) Company Options and (ii) Company Stock Units.

“Company Equity Plan” shall mean, collectively, the Company’s 2004 Performance Incentive Plan, the Company’s 2012 Performance Incentive Plan and the Company’s Amended and Restated 2017 Performance Incentive Plan, in each case, as amended, restated or otherwise modified from time to time.

“Company Indentures” shall have the meaning set forth in Section 5.11(b).

“Company IP” shall have the meaning set forth in Section 3.14(a).

“Company Long Term Cash Award” shall mean each long term cash incentive award granted pursuant to a Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive a specified cash amount on specified vesting dates applicable to such long term cash incentive award.

“Company Material Adverse Effect” shall mean any change, event, effect, circumstance or development which, individually or in the aggregate has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition, properties, assets, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects, circumstances or developments which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, event, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any force majeure events, acts of God, natural disasters, terrorism, armed hostilities, sabotage, declared or undeclared acts of war (including armed, cyber, financial or other events of terrorism, hostilities, sabotage or war), epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID Measures, or effects thereof), or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or in respect of any litigation resulting therefrom; (vi) any action taken required by the terms of this Agreement or with the prior written consent or at the written direction of Parent or Acquisition Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and (viii) any matter described in the Company Disclosure Letter solely to the extent described therein or reflected in the Company SEC Documents, except, in the case of the foregoing clause (i), (ii), (iii) or (iv) to the extent (and only to the extent) that such change, event, effect, circumstance or development affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such change, event, effect, circumstance or development on other Persons in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 3.16(a).

“Company Notes” shall mean the Company’s outstanding 7.000% notes due 2022, 6.500% notes due 2023, 6.000% notes due 2024, 6.125% secured notes due 2026, 8.250% notes due 2027, 6.625% debentures due 2029, 8.500% notes due 2029 and 8.820% debentures due 2031.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan.

“Company Option Consideration” shall have the meaning set forth in Section 2.3(a).

“Company Owned IP” shall have the meaning set forth in Section 3.14(b).

“Company Permits” shall have the meaning set forth in Section 3.5(a).

“Company Phantom RSU” shall mean each phantom restricted stock unit granted pursuant to a Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive cash following the vesting or lapse of restrictions applicable to such phantom restricted stock unit.

“Company Phantom RSU Consideration” shall have the meaning set forth in Section 2.3(c).

“Company PSU” shall mean each performance stock unit or phantom performance stock unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit or phantom performance stock unit.

“Company PSU Consideration” shall have the meaning set forth in Section 2.3(d).

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger.

“Company Related Parties” shall have the meaning set forth in Section 7.3(b).

“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” shall have the meaning set forth in Section 2.3(b).

“Company SEC Documents” shall have the meaning set forth in Section 3.6(a).

“Company Securities” shall have the meaning set forth in Section 3.2(a).

“Company Stock Units” shall mean any of the Company RSUs, Company Phantom RSUs and the Company PSUs.

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 3.3(a).

“Confidentiality Agreement” shall mean the confidentiality agreement dated on the date hereof between Chatham Asset Management, LLC and the Company.

“Consent” shall have the meaning set forth in Section 3.4(b).

“Continuation Period” shall have the meaning set forth in Section 5.9(a).

“Continuing Employees” shall have the meaning set forth in Section 5.9(a).

“Contract” shall mean any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, arrangement or understanding (whether oral or written).

“Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“Credit Agreement Consent Solicitations” shall have the meaning set forth in Section 5.19(a).

“Cut-Off Time” shall have the meaning set forth in Section 5.5(b)(ii).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

“Data Protection Requirements” shall have the meaning set forth in Section 3.19.

“Debt Commitment Letter” shall have the meaning set forth in Section 4.7(a).

“Debt Financing” shall have the meaning set forth in Section 4.7(a).

“Debt Financing Letters” shall have the meaning set forth in Section 4.7(a).

“Debt Financing Sources” shall mean the entities, including the lenders, that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and Fee Letters, including parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ former, future or current direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, officers, directors, managers, employees, agents, legal and other advisors, and representatives and their respective successors and assigns.

“Debt Offers” shall have the meaning set forth in Section 5.19(a).

“Debt Payoff Amount” shall have the meaning set forth in Section 5.11(a).

“Definitive Financing Agreements” shall have the meaning set forth in Section 5.17(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in the Section 2.5.

“Effective Time” shall have the meaning set forth in Section 1.3(a).

“Employee Trust” shall have the meaning set forth in Section 3.12(l).

“Environmental Laws” shall mean all Laws relating to (a) the protection of the natural environment, including natural resources, (b) the protection of worker health and safety as it pertains to exposure to Hazardous Materials, (c) the manufacture, processing, registration, distribution, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, only to the extent relating to the potential environmental impacts of such Hazardous Materials or impacts to health and safety relating to exposure to such Hazardous Materials, or (d) the handling, use, presence, generation, treatment, storage, disposal, or Release of or exposure to Hazardous Materials, only to the extent relating to the potential environmental impacts of such Hazardous Materials or impacts to health and safety relating to exposure to such Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliates” shall mean, for any Person, each entity, trade or business, whether or not incorporated, that, together with such Person, is, or at the relevant time would be, deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Ex-Im Laws” shall have the meaning set forth in Section 3.5(f).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 2.2(a).

“Excluded Information” shall mean any (i) pro forma financial statements (but excluding financial information relating to the Company necessary for Parent to prepare pro forma financial statements required by paragraph 4 of Exhibit E of the Debt Commitment Letter), (ii) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by Debt Financing Sources or their counsel, (iii) risk factors relating to all or any component of the Debt Financing, (iv) other information required by Rules 3-09, 3-10, 3-16 and Article 13 of Regulation S-X, the Compensation Discussion and Analysis or

other information required by Item 10, Item 402 or Item 601 of Regulation S-K, XBRL exhibits and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A,) financial information with respect to the Company and its subsidiaries on a non-combined basis, the effects of purchase accounting or any adjustments related thereto for any applicable transaction, any tax consideration disclosure), and other information or financial data customarily excluded from a Rule 144A offering memorandum promulgated under the Securities Act or (v) any financial information or other information (other than the financial statements and other information set forth in the definition of Required Information) that is not maintained in the ordinary course of business and the Company shall not be required to recast or restate any financial statements for discontinued operations as a result of the transactions contemplated hereby, or that is not reasonably available to the Company under its current reporting systems or that the Company is not reasonably able to produce without material undue burden or expense and that to the extent that the provision thereof would violate any law, rule or regulation or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by the Company or any of its respective affiliates or Parent or Acquisition Sub in each case unless any such information would be required to ensure that the Required Information would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

“Excluded Party” means any Person or Group of Persons (i) from whom the Company receives an Alternative Acquisition Proposal after the date of this Agreement and prior to the No-Shop Period Start Date and (ii) whose Alternative Acquisition Proposal the board of directors of the Company determines in good faith prior to the start of the No-Shop Period Start Date, after consultation with its outside financial advisor and legal counsel, either to be a Superior Proposal or an Alternative Acquisition Proposal that would reasonably be expected to lead to a Superior Proposal; provided, however, that any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Alternative Acquisition Proposal submitted by such Person is withdrawn or terminated or the Company’s board of directors determines that such Alternative Acquisition Proposal no longer is, or no longer would reasonably be expected to lead to, a Superior Proposal; provided, further, that, in the case of a Group, any member of such Group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, those Persons who were members of such Group immediately prior to the No-Shop Period Start Date, together with any Affiliates of such Persons, cease to constitute at least 25% of the equity financing of such Group.

“Excluded Shares” shall have the meaning set forth in Section 2.1(a).

“Existing ABL Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of September 29, 2017, as amended by Amendment No. 1 to Credit Agreement, dated as of October 15, 2018 and by Amendment No. 2 to Credit Agreement, dated as of April 16, 2021, among the Company, as borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent.

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 5.6(c).

“Existing TLB Credit Agreement” shall mean that certain Credit Agreement, dated as of October 15, 2018, among the Company, as borrower, the lenders party thereto and Bank of America, N.A. as administrative agent.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“FCPA” shall have the meaning set forth in Section 3.5(d).

“Fee Letters” shall have the meaning set forth in Section 4.7(a).

“Financing” shall have the meaning set forth in Section 4.7(a).

“Financing Commitments” shall have the meaning set forth in Section 4.7(a).

“Financing Indemnitees” shall have the meaning set forth in Section 5.19(f).

“Funding Obligations” shall have the meaning set forth in Section 4.7(b).

“Funds” shall have the meaning set forth in Section 4.7(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission or any court, tribunal or judicial body.

“Grant Date” shall have the meaning set forth in Section 3.2(e).

“Group” has the meaning as used in Section 13 of the Exchange Act.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, by-products, derivatives or wastes, radioactive materials, asbestos or asbestos containing materials or products, urea formaldehyde foam insulation, polychlorinated biphenyls or materials containing same, per- and polyfluoroalkyl substances or lead or lead-based paints; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated pursuant to any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” shall mean (a) patents, utility models and industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing) (“Patent Rights”); (b) trademarks, service marks, trade names, brand names, slogans, logos, trade dress, and similar designations of source or origin, in each case together with all goodwill associated with any of the foregoing, and all registrations and applications for registration related to any of the foregoing (“Trademark Rights”); (c) copyrights, mask works (including any registrations, applications and renewals for any of the foregoing) and moral rights (“Rights Under Copyright”); (d) rights associated with the registration, ownership, or use of any internet domain name, together with rights in such internet domain name and any account associated therewith (“Internet Domain Names”), (e) rights associated with the registration, ownership, or use of an account with a proprietor of an internet-based application or Web site that facilitates the creation and exchange of user-generated content, such as Facebook, Twitter, Pinterest, Google+ or Instagram, (f) confidential know-how, proprietary processes, formula, algorithms, models, methodologies, inventions, discoveries, research and development, compositions, technical data, procedures, designs, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case that is held as a trade secret; and (g) all other similar intellectual property rights which subsist in any part of the world.

“Intentional Breach” means, with respect to any representation, warranty, agreement, covenant or obligation in this Agreement, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement, covenant or obligation.

“Intervening Event” means any material event, change, occurrence or development that materially affects the business, financial condition or operations of the Company and is unknown and not reasonably foreseeable to the board of directors and executive officers of the Company as of the date of this Agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the board of directors and executive officers of the Company, after due inquiry, as of the date of this Agreement), prior to obtaining the Requisite Stockholder Approval; provided that the receipt, existence or terms of an Alternative Acquisition Proposal or Superior Proposal shall not be deemed to be an Intervening Event hereunder.

“IRS” shall mean the Internal Revenue Service.

“IT Systems” shall mean all Software, computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, including associated user manuals and other related documentation used by the Company and its Subsidiaries.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry, of the following officers and employees of the Company or Parent, as applicable: (i) for the Company: Daniel Knotts, Terry Peterson, Johan Nystedt, Christy Goldberg-Hirsch, Mike Sharp, John Pecaric and Al DuPont; and (ii) for Parent: Roshan Karingada, Anthony Melchiorre, Evan Ratner and Jim Ruggerio.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), statutes, rules, regulations and ordinances promulgated by any Governmental Authority, including any COVID Measures.

“Leased Real Property” shall have the meaning set forth in Section 3.17(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Material Customer” shall have the meaning set forth in Section 3.16(a)(vi).

“Material Supplier” shall have the meaning set forth in Section 3.16(a)(vi).

“Maximum Amount” shall have the meaning set forth in Section 5.6(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(b).

“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.

“New Debt Commitment Letter” shall have the meaning set forth in Section 5.17(c).

“New Plans” shall have the meaning set forth in Section 5.9(b).

“No-Shop Period Start Date” shall have the meaning set forth in Section 5.5(b)(i).

“Notes COC Consent Solicitations” shall have the meaning set forth in Section 5.19(a).

“NYSE” shall have the meaning set forth in Section 3.4(b).

“OFAC” shall have the meaning set forth in Section 3.5(f).

“Offer Documents” shall have the meaning set forth in Section 5.19(a).

“Old Plans” shall have the meaning set forth in Section 5.9(b).

“Open Source Software” shall mean software that is generally distributed in source code form and is governed by a license commonly recognized as an open source, “copyleft” or community source code license, including any license identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) or any similar license or distribution model.

“Order” shall mean any decree, judgment, injunction or other order in any Action by or with any Governmental Authority.

“Outstanding Equity Award Schedule” shall have the meaning set forth in Section 3.2(e).

“Owned Real Property” shall have the meaning set forth in Section 3.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Expenses” shall mean Parent’s and its Affiliates’ actual out-of-pocket fees and expenses incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the financing thereof.

“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 2.2(a).

“PBGC” shall have the meaning set forth in Section 3.12(e).

“Permitted Event” shall have the meaning set forth in Section 3.29.

“Permitted Liens” shall mean (a) any Lien for Taxes, utilities, landlords and other governmental charges, assessments or claims of payment in each case not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness for liabilities that are reflected in the Company SEC Documents or otherwise disclosed on Section P-1 of the Company Disclosure Letter, in each case incurred in the ordinary course of business and not in violation of Section 5.1, (c) such Liens or other imperfections of title (including easements, encroachments, rights-of-way, covenants, conditions, restrictions, licenses, reservations and other similar matters), if any, disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent or the Company, as applicable, or that do not individually or in the aggregate materially interfere with the operation of the business of the Company and its Subsidiaries, (d) zoning, building codes and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not violated in any material respect by the current use and operation of such real property or the operation of the business of the Company and its Subsidiaries, (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar statutory Liens incurred in the ordinary course of business or arising by operation of law, each of which are not yet due and payable, (f) Liens that affect the underlying fee interest of any Leased Real Property that do not individually or in the aggregate materially interfere with the operation of the business of the Company and its subsidiaries, (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (h) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business, (i) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt, equipment leases or similar financing arrangements, (j) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates, (k) with respect to transfers of securities, Liens resulting from securities Laws, (l) Liens created by (or at the written request of) Parent, Acquisition Sub or any of their respective Affiliates in connection with the Debt Financing, (m) Liens that will be released in full prior to or at Closing and (n) to the extent the Existing ABL Credit Agreement or any other secured debt remains in place following the Closing Date pursuant to Section 5.19, liens securing obligations thereunder.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means the same as the terms “personal data,” “personal information,” or similar terms under applicable Data Protection Requirements.

“PPP” means the Paycheck Protection Program under Sections 1102 and 1106 of the CARES Act.

“Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Privacy Laws” means all applicable Laws with respect to Personal Information pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, data breach notification, electronic communication, telephone and text message communications, marketing by e-mail or other channels, and general consumer protection laws as applied in the context of data privacy and data security.

“Privacy Policies” shall have the meaning set forth in Section 3.19.

“Proprietary Software” shall mean all Software constituting or embodying Company Owned IP.

“Proxy Statement” shall have the meaning set forth in Section 3.7.

“Purchase Contracts” shall have the meaning set forth in Section 3.17(a).

“Qualifying Transaction” shall have the meaning set forth in Section 7.3(a)(i).

“Real Property” shall have the meaning set forth in Section 3.17(d).

“Real Property Laws” shall have the meaning set forth in Section 3.17(e).

“Real Property Lease” shall have the meaning set forth in Section 3.17(b).

“Registered Intellectual Property” shall mean any and all Company Owned IP which consists of (i) Patent Rights, (ii) applications or registrations of any Trademark Rights, (iii) applications or registrations of any Rights Under Copyright and (iv) Internet Domain Names.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal, leaching or migration of Hazardous Materials into the environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, legal or other advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Required Information” shall mean all financial statements, financial data, audit reports, and other information related to the Company and its Subsidiaries (i) required by Regulation S-X and Regulation S-K under the Securities Act (of type and form customarily included in an offering memorandum pursuant to Rule 144A under the Securities Act) for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the Securities Act (ii) that is customary information reasonably required for the preparation by Parent of the pro forma financial statements and other projections required in connection with the Debt Financing, including pursuant to paragraphs 4 of Exhibit E of the Debt Commitment Letter, and (iii) that is otherwise required by paragraph 4 of Exhibit E of the Debt Commitment Letter within the time periods specified therein and as otherwise necessary to satisfy the Marketing Period specified therein. Such Required Information described above (i) shall not contain any untrue statement of a material fact, or omit to state any material fact necessary to make such Required Information not materially misleading, as may be necessary, proper, or advisable or that is otherwise required by the Debt Financing Sources to consummate the Debt Financing, (ii) is the type for which the auditors of any audited financial information contained therein have not withdrawn their audit opinion with respect to such information, and (iii) is of the date and otherwise sufficient to permit the Company’s independent accountants to issue customary “comfort” letters with respect to such financial statements and financial information to the Debt Financing Sources providing the portion of the Debt Financing consisting of debt securities (including customary “negative assurance” comfort and taking into account any limitations on such negative assurance after the end of the fiscal year) in order to consummate any offering of nonconvertible debt securities under Rule 144A (and such accountants have confirmed they are prepared to issue such “comfort” letters subject to completion of customary procedures). Notwithstanding anything to the contrary in this definition, nothing in this Agreement shall require the Company to provide any Excluded Information.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 3.20.

“Restricted Person” shall have the meaning set forth in Section 3.5(f).

“Rights” shall have the meaning set forth in the Rights Agreement.

“Rights Agreement” shall mean that certain Rights Agreement, dated as of August 28, 2019, between the Company and Computershare Trust Company, N.A., as rights agent, as amended by the First Amendment to Rights Agreement, dated as of August 17, 2020, the Second Amendment to Rights Agreement, dated as of May 17, 2021, the Third Amendment to Rights Agreement, dated as of August 27, 2021, the Fourth Amendment to Rights Agreement, dated as of November 3, 2021 and the Fifth Amendment to Rights Agreement, dated as of the date hereof.

“Rights Agreement Amendment” shall have the meaning set forth in Section 3.29.

“Sanctioned Country” shall have the meaning set forth in Section 3.5(f).

“Sanctioned Person” shall have the meaning set forth in Section 3.5(f).

“Sanctions Laws” shall have the meaning set forth in Section3.5(f).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(c).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary” shall have the meaning set forth in Section 1.3(a).

“Securities Act” shall mean the Securities Act of 1933.

“SERP” shall mean the Company’s Unfunded Supplemental Pension Plan, as amended and restated effective January 1, 2009 and as may be further amended, restated or otherwise modified from time to time.

“Software” shall mean all (i) computer programs (including any and all software, firmware, or implementation of algorithms, models and methodologies whether in source code, executable code, or object code), (ii) APIs; (iii) assemblers and compilers; (iv) data files, (v) software libraries; (vi) device drivers; (vii) databases and database schema and compilations, (viii) all programming notes, flow-charts and other work product used to design and develop any of the foregoing, and (ix) documentation (including user manuals and training materials) relating to any of the foregoing.

“Solvent” shall have the meaning set forth in Section 4.11.

“Stockholders’ Meeting” shall have the meaning set forth in Section 5.2(c).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean any Alternative Acquisition Proposal (with all percentages in the definition of “Alternative Acquisition Proposal” increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the board of directors of the Company considers to be appropriate, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Alternative Acquisition Proposal under the provisions of Section 5.5(e)(iii), any breakup fees, Expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including, as applicable, the prospects for obtaining required regulatory approvals and financing. Reference to “this Agreement” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement that are committed to by Parent to the Company in writing in response to such Alternative Acquisition Proposal under the provisions of Section 5.5(e)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tail Coverage” shall have the meaning set forth in Section 5.6(c).

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; customs duties, tariffs; and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority, including any claim for refund or amended return.

“Tender Offers” shall have the meaning set forth in Section 5.19(a).

“Termination Date” shall have the meaning set forth in Section 7.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub, the Company and their respective Affiliates.

“TLB Credit Agreement Consent Solicitation” shall have the meaning set forth in Section 5.19(a).

“TLB Payoff Letter” shall have the meaning set forth in Section 5.11(a).

“Trade Control Laws” shall have the meaning set forth in Section 3.5(e).

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“VDR” shall mean, collectively, the electronic data room hosted by Datasite under the title “River” and the electronic data room hosted by MacMunnis, Inc.

Schedule I

Governmental Authorities

Governmental Authority	Jurisdiction
U.S. Federal Trade Commission	United States
U.S. Department of Justice	United States
State Administration for Market Regulation	China
Polish Competition Authority	Poland
Netherlands Authority for Consumers and Markets	Netherlands

I-1